As filed with the Securities and Exchange Commission on November 20, 1996.

                                                    Registration No. 333-12957
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.c. 20549
                                  FORM SB-2

                               Amendment No. 3

                                      to
           Registration Statement Under The Securities Act of 1933
                          BOWLIN OUTDOOR ADVERTISING
                        & TRAVEL CENTERS INCORPORATED
                (Name of small business issuer in its charter)


        Nevada                          5399                     85-0113644
------------------------    ----------------------------     -------------------
(State of Incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                             Classification Code Number)     Identification No.)


                             150 Louisiana N.E.,
                        Albuquerque, New Mexico 87108,
                                (505) 266-5985
                (Address and telephone number of registrant's
         principal executive offices and principal place of business)
                                  ----------
                              Michael L. Bowlin
                     Chairman of the Board and President
                              150 Louisiana N.E.
                        Albuquerque, New Mexico 87108
                                (505) 266-5985
          (Name, address, and telephone number of agent for service)

                                  ----------

                                  COPIES TO:
       Christopher D. Johnson, Esq.         Steven D. Pidgeon, Esq.
     Squire, Sanders & Dempsey L.L.P.        Snell & Wilmer L.L.P.
          Two Renaissance Square               One Arizona Center
   40 North Central Avenue, Suite 2700       Phoenix, Arizona 85004
          Phoenix, Arizona 85004           Telephone: (602) 382-6252
        Telephone: (602) 528-4046             FAX: (602) 382-6070
           FAX: (602) 253-8129
                                  ----------

Approximate date of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.
                                  ----------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / / __________

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

           BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                            CROSS REFERENCE SHEET
               (Showing Location in the Prospectus of Information
             Required by Items 1 through 23, Part I, of Form SB-2)

Item in Form SB-2                  Prospectus Caption
-----------------                  ------------------

 1.  Front of Registration Statement and
     Outside Front Cover of Prospectus .... Facing Page of Registration
                                             Statement; Outside Front Cover
                                             Page of Prospectus

 2.  Inside Front and Outside Back Cover
     Pages of Prospectus .................. Inside Front Cover Page of
                                             Prospectus; Additional Information;
                                             Outside Back Cover Page of
                                             Prospectus

 3.  Summary Information and Risk Factors . Prospectus Summary; Risk Factors

 4.  Use of Proceeds ...................... Prospectus Summary; Risk Factors;
                                             Use of Proceeds

 5.   Determination of Offering Price ..... Outside Front Cover Page of
                                             Prospectus; Risk Factors;
                                             Underwriting

 6.  Dilution ............................. Dilution

 7.  Selling Security Holders ............. *

 8.  Plan of Distribution ................. Outside Front Cover Page of
                                             Prospectus; Underwriting

 9.  Legal Proceedings .................... Business

10.  Directors, Executive Officers,
     Promoters and Control Persons ........ Management

11.  Security Ownership of Certain
     Beneficial Owners and Management ..... Principal Stockholders

12.  Description of Securities ............ Risk Factors; Description of
                                             Securities

13.  Interest of Named Experts and Counsel  *

14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities .......................... Executive Compensation; Underwriting

15.  Organization Within Last 5 Years ..... *

16.  Description of Business .............. Prospectus Summary; Risk Factors;
                                             Business

17.  Management's Discussion and
     Analysis or Plan of Operation ........ Management's Discussion and Analysis
                                             of Financial Condition and Results
                                             of Operations

18.  Description of Property .............. Properties

19.  Certain Relationships and
     Related Transactions ................. Certain Transactions

20.  Market for Common Equity and
     Related Stockholder Matters .......... Outside Front Cover Page of
                                             Prospectus; Prospectus Summary;
                                             Risk Factors; Dividends;
                                             Description of Securities;
                                             Underwriting

21.  Executive Compensation ............... Management; Executive Compensation

22.  Financial Statements ................. Prospectus Summary; Selected
                                             Consolidated Financial Data;
                                             Financial Statements

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure ................. Changes in Registrant's Certifying
                                             Accountants

----------
* Omitted because Item is not applicable.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996

PROSPECTUS


                          [BOWLIN LOGO--IMAGE OMITTED]

                       1,450,000 SHARES OF COMMON STOCK

   All of the shares of Common Stock, $.001 par value (the "Common Stock"), being offered hereby (the "Offering") are being sold by BOWLIN Outdoor Advertising & Travel Centers Incorporated (together with its subsidiaries and predecessor, the "Company" or "Bowlin"). Prior to the Offering, there has been no public market for the Common Stock. The Company's Common Stock has been approved for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "BWLN." It is currently anticipated that the initial public offering price will be between $8.50 and $9.50 per share. See "UNDERWRITING" for a discussion of factors considered in determining the initial public offering price.

                                  ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR
    ANY SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
                  THESE SECURITIES INVOLVE SUBSTANTIAL RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 7.

================================================================================
                                     Underwriting
                    Price to         Discounts and         Proceeds to
                     Public          Commissions(1)         Company(2)
--------------------------------------------------------------------------------
Per Share
--------------------------------------------------------------------------------
Total(3)
================================================================================



(1) Excludes (i) a nonaccountable expense allowance payable by the Company to HD Brous & Co., Inc. (the "Representative") and (ii) a fee of $195,750 ($225,113 if the Over-Allotment Option is exercised) payable by the Company to its financial consultant, Miller Capital Corporation. The Company has also agreed to (i) issue options to the Representative (the "Representative's Option") to purchase up to 123,250 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price and (ii) grant to the Representative certain registration rights with respect to the securities underlying the Representative's Option. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with this Offering. See "UNDERWRITING."
(2) Before deducting expenses of the Offering payable by the Company estimated at $554,250 ($594,888 if the Over-Allotment Option is exercised in full), including the Representative's nonaccountable expense allowance and the fee payable to the Company's financial consultant.

(3) Assumes no exercise of the Underwriters' option, exercisable within 30 days from the date of this Prospectus, to purchase up to 217,500 additional shares of Common Stock on the same terms, solely to cover over-allotments (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and , respectively. See "UNDERWRITING."

   The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the right to reject any order in whole or in part and certain other conditions. It is expected that delivery of the shares will be made against payment therefor at the offices of HD Brous & Co., Inc., Great Neck, New York, or the facilities of the Depository Trust Company, on or about , 1996.
                              HD BROUS & CO., INC.
                 The date of this Prospectus is       , 1996.

[Image Omitted - Map of Southwestern United States showing location of Registrant's 14 travel centers, one free - standing Dairy Queen Restaurant and Corporate Headquarters]

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   CITGO(R), Dairy Queen(R), Dairy Queen/Brazier(R), Stuckey's(R), Conoco(R), Chevron(R), Texaco(R) and Diamond Shamrock(R) and certain other names or marks contained in this Prospectus are the registered trademarks of entities other than the Company.

      [Image Omitted - Pictures of Company's outdoor advertising displays]

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Investors are urged to read this Prospectus in its entirety, particularly the information set forth in "RISK FACTORS." Unless otherwise indicated, all information related to the Company in this Prospectus assumes no exercise of the Over-Allotment Option, the Representative's Option or any of the options granted under the Company's 1996 Stock Option Plan.

                                 THE COMPANY

COMPANY OVERVIEW

   The Company is a regional leader in the operation of travel centers and outdoor advertising displays dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. The Company's tradition of serving the public dates back to 1912 when the Company's founder, Claude M. Bowlin, started trading goods and services with Native Americans in New Mexico. Bowlin currently operates fourteen full-service travel centers and one free-standing Dairy Queen/Brazier restaurant along interstate highways in Arizona and New Mexico where there are generally few gas stations, convenience stores or restaurants. The Company advertises its travel centers through a network of over 300 outdoor advertising display faces. In addition to a variety of unique Southwestern merchandise, the Company's travel centers offer brand name food and gasoline to the traveling public. The Company believes that its "co-branding" strategy of offering complementary brand name food and gasoline products results in increased customer traffic and it intends to continue to actively pursue additional co-branding opportunities.


   In addition to its travel centers, the Company operates over 1,700 revenue generating outdoor advertising display faces for third party customers such as hotels and motels, restaurants and consumer product manufacturers. These display faces are strategically situated along interstate highways primarily in Arizona and New Mexico and, to a lesser extent, in Colorado, Oklahoma and Texas. In addition to the leasing of advertising space, Bowlin provides a comprehensive range of outdoor advertising services to its clients, including customized design and production services. Although the Company faces substantial competition in each of its operational areas, the Company believes that few of its competitors offer the same breadth of products and services dedicated to the traveling public.

   The Company has a consistent history of profitable operations and revenue growth. The Company's gross revenues have grown from approximately $12.0 million in fiscal 1986 to in excess of $23.0 million in fiscal 1996. Gross revenues and net income for the six months ended July 31, 1996 were $12.8 million and $495,000, respectively, representing increases of 5.9% and 66.6%, respectively, over the same period in fiscal 1995. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

   Travel Centers. The Company opened its first travel center in 1953 and has since expanded to fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant in Arizona and New Mexico. Each of the Company's travel centers has a unique Southwestern theme and extensive theme-oriented billboard advertising is used to attract customers into the travel centers. The Company periodically upgrades and renovates its travel centers, thereby fostering a positive image with the traveling public. The Company believes that its co-branding and facilities upgrade practices result in greater repeat patronage, and increase the likelihood that customers will extend their visits and take advantage of the many additional goods and services available at the travel centers. See "BUSINESS -- Business Strategy -- Travel Services Business Strategy."

   Since 1982, the Company has offered brand name food and beverages at selected travel centers under the Dairy Queen, Dairy Queen/Brazier and Stuckey's trade names. The food offered at the Company's travel centers ranges from ice cream and snack foods at some locations to full-service restaurants at others. Revenues from food sales accounted for 17%, 15% and 14%, respectively, of the Company's total revenues in fiscal years 1995 and 1996 and the six months ended July 31, 1996. See "BUSINESS -- Business Operations -- Travel Center Operations."

   The Company offers brand name gasolines such as CITGO, Conoco, Chevron, Texaco and Diamond Shamrock at its travel centers. Consistent with its emphasis upon marketing brand name products, the Company has been granted distribution rights for CITGO gasoline products. CITGO is one of the fastest growing brand name gasoline producers in the United States. The Company has converted six of its existing travel center fuel facilities to CITGO brand "superpumper" stations. The Company also intends to pursue wholesale marketing of CITGO gasoline to other retailers in Arizona and New Mexico as an additional source of revenues. Revenues from gasoline sales at the Company's travel centers accounted for approximately 42% of the Company's total revenues in each of fiscal years 1995 and 1996, and 45% in the six months ended July 31, 1996. See "BUSINESS -- Business Strategy -- Travel Services Business Strategy" and "-- Growth Strategy -- Gasoline Wholesaling."

   In addition to offering food and gasoline, each of the Company's travel center gift shops offers an extensive variety of Southwestern merchandise and collectibles. The merchandise ranges from inexpensive Southwestern gifts and souvenirs to unique hand-crafted jewelry, rugs, pottery, kachina dolls and other gifts crafted and engraved specially for Bowlin by several Native American tribes. Revenues from merchandise sales at the Company's travel centers accounted for 30%, 31% and 28%, respectively, of the Company's total revenues in fiscal years 1995 and 1996 and the six months ended July 31, 1996. See "BUSINESS -- Business Strategy -- Travel Service Business Strategy."

   Outdoor Advertising. The Company operates over 1,700 revenue generating advertising display faces, primarily in Arizona and New Mexico and, to a lesser extent, in Colorado, Oklahoma and Texas. The Company also offers a complete, full-service source for graphic design and production for the outdoor advertising displays it operates. The Company uses local account representatives who focus on marketing the Company's advertising services to local and regional advertisers, allowing the Company to maintain a diverse client base and limiting reliance on national advertising accounts. Unlike many of its competitors, the Company does not rely to a significant degree upon tobacco advertisers. See "BUSINESS -- Business Strategy -- Outdoor Advertising Business Strategy."

   The Company's outdoor advertising displays are strategically located in rural and smaller metropolitan areas in the Southwest, where the dispersion of population, outdoor lifestyles and leading tourist destinations have created a strong dependence on highway travel. In these markets, competition for site acquisitions is less intense, purchase prices are more favorable and government regulations are generally less onerous as compared to densely populated metropolitan markets. The outdoor advertising operations of the Company have experienced consistent growth over the past several years, accounting for 10.5%, 12% and 13%, respectively, of the Company's total revenues in fiscal years 1995 and 1996 and the six months ended July 31, 1996. The Company believes it is one of the largest outdoor advertising companies in rural Southwestern markets. In 1995, the Company was ranked by the Outdoor Advertising Association of America ("OAAA") as one of the top 40 outdoor advertising companies in the United States in terms of gross revenues. See "BUSINESS -- Industry Overview -- Outdoor Advertising Industry" and "-- Business Strategy -- Outdoor Advertising Business Strategy."

GROWTH STRATEGY

   Travel Centers. The Company is committed to expanding its travel center operations through internal development as well as strategic acquisitions of travel center assets located in popular tourist destinations, along heavily traveled interstate corridors and in smaller metropolitan areas. The Company is currently in the process of developing new full service travel centers with CITGO superpumper dispensing facilities at Benson and Picacho Peak, Arizona and near Albuquerque, New Mexico, and expects all three of these centers to be operational by the end of fiscal 1998. The Company also intends to continue to capitalize on its co-branding strategy by acquiring rights to additional brand name food concepts. See "BUSINESS -- Growth Strategy -- Travel Centers."

   Gasoline Wholesaling. The Company's distributorship relationship with CITGO Petroleum Corporation creates an additional source of potentially significant revenues and the Company plans to aggressively market the CITGO line of petroleum products through its own travel centers and as a wholesaler to other retailers in New Mexico and Arizona. The Company has hired a Petroleum Manager to develop a plan for marketing the Company's wholesale CITGO gasoline products to such retailers. The Company intends to begin sales of such products in fiscal 1997 at prices equal to a certain percentage over the then current price at which it purchases them from CITGO. See "BUSINESS -- Growth Strategy -- Gasoline Wholesaling."

   Outdoor Advertising. As in the case of its travel centers, the Company plans to expand its outdoor advertising operations through internal development as well as acquisition. Through internal development, the Company plans to add approximately 100 new structures (representing up to 200 new display faces) to its operations in fiscal 1997, of which 44 were constructed as of July 31, 1996. Thereafter, the Company intends to increase the annual rate at which it constructs additional billboard structures and, by 2001, the Company anticipates that it will be adding approximately 250 new billboard structures per year to its operations through internal development. In addition, the Company intends to pursue strategic acquisitions of existing advertising structures and small to medium-sized outdoor advertising operators when appropriate. Consistent with its past practices, the Company intends to pursue expansion in rural and smaller metropolitan areas that are not included in the 50 largest Designated Market Areas ("DMAs"). See "BUSINESS -- Growth Strategy -- Outdoor Advertising."

   The Company was incorporated in New Mexico in 1953 and reincorporated under the laws of Nevada in 1996. The Company's principal executive offices are located at 150 Louisiana N.E., Albuquerque, New Mexico 87108, and its telephone number is (505) 266-5985.

                                 The Offering


Common Stock Offered .......................... 1,450,000 shares
Common Stock Outstanding Before Offering  ..... 3,284,848 shares(1)
Common Stock to be Outstanding Immediately
 After the Offering ........................... 4,734,848 shares(1)(2)
Use of Proceeds ............................... Net proceeds to the Company are estimated to be approximately $11.6 million, assuming no exercise of
                                                 the Over-Allotment Option, and will be used to repay
                                                 certain indebtedness, to develop and upgrade
                                                 existing retail operations and for general corporate
                                                 purposes, including the acquisition of additional
                                                 travel center and outdoor advertising assets. See
                                                 "USE OF PROCEEDS."
Risk Factors .................................. Investment in the Common Stock involves a high degree of risk. See "RISK FACTORS."
Nasdaq Symbol ................................. "BWLN"

----------

(1) Based on the number of shares of Common Stock outstanding as of November 15, 1996. Excludes 362,000 shares of Common Stock issuable upon exercise of options granted or approved for grant upon completion of the Offering under the Company's 1996 Stock Option Plan. See "EXECUTIVE COMPENSATION -- 1996 Stock Option Plan."

(2) Excludes (i) 217,500 shares of Common Stock reserved for issuance upon exercise of the Over- Allotment Option and (ii) 123,250 shares of Common Stock reserved for issuance upon exercise of the Representative's Option. See "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

                     SUMMARY CONSOLIDATED FINANCIAL DATA
           (In thousands, except travel center, outdoor advertising,
                           share and per share data)

                                                                                Six months ended
                                                 Years ended January 31,             July 31,
                                                ------------------------     ---------------------
                                                     1995         1996         1995          1996
                                                 ---------     ---------     --------      --------
Selected Statement of Income Data:

Travel Center Operations
Gross sales .................................. $    19,799    $   20,467     $  10,802     $  11,208
Discounts on sales ...........................         221           292           104           153
                                               -----------    ----------     ---------     ---------
   Net sales .................................      19,578        20,175        10,698        11,055
Cost of goods sold ...........................      12,541        12,995         6,969         7,422
                                               -----------    ----------     ---------     ---------
Gross profit .................................       7,037         7,180         3,729         3,633
   Operating costs:
     General and administrative expenses .....       5,161         5,462         2,851         2,615
     Depreciation and amortization ...........         451           434           207           176
                                               -----------    ----------     ---------     ---------
Operating income .............................       1,425         1,284           671           842

Outdoor Advertising Operations
Gross income .................................       2,376         2,770         1,319         1,629
Operating costs:
   Direct operating costs ....................       1,715         2,007           933         1,031
   General and administrative expenses .......         205           344           137           208
   Depreciation and amortization .............         252           261           125           133
                                               -----------    ----------     ---------     ---------
Operating income .............................         204           158           124           257

Corporate And Other
General and administrative expenses ..........        (622)         (602)         (285)         (240)
Depreciation and amortization ................        (118)         (161)          (62)          (76)
Interest expense .............................        (536)         (612)         (278)         (332)
Other income, net ............................         411           570           325           374
                                               -----------    ----------     ---------     ---------
Income before taxes ..........................         764           637           495           825
Income taxes .................................         295           253           198           330
                                               -----------    ----------     ---------     ---------
Net income ................................... $       469    $      384     $     297     $     495
                                               ===========    ==========     =========     =========
Earnings per common and common equivalent share
   Primary and fully diluted ................. $      0.14    $     0.11     $    0.09     $   0.14

Earnings per common and common equivalent share
   Primary and fully diluted, as adjusted (1). $      0.14    $     0.12     $    0.09     $   0.15

Weighted average common and common
   equivalent shares outstanding
   Primary and fully diluted .................  3,365,959      3,363,683     3,367,568     3,433,939

Weighted average common and common
   equivalent shares outstanding
   Primary and fully diluted, as adjusted (1).  3,284,649      3,282,373     3,286,258     3,300,112

Selected Travel Center Data:
Number of travel centers (end of period)(2) ...         16             15            16(3)         15
Average gross revenue per travel center ....... $1,237,000     $1,364,000    $  675,000(3)  $ 747,000

Selected Outdoor Advertising Data:
Number of outdoor advertising display faces
   (end of period) ............................      1,442          1,556         1,508         1,653

                                                             July 31, 1996
                                                         -----------------------
                                                          Actual    As Adjusted
                                                         -------    ------------
Selected Balance Sheet Data:
Cash and cash equivalents ......................         $ 2,443     $ 9,025(1)
Working capital ................................           2,740       9,990(1)
Total property and equipment, net ..............           9,073       9,073
Total assets ...................................          14,871      21,298(1)
Notes payable ..................................           7,542       2,543
Stockholders' equity ...........................           5,473      16,897(1)

----------

(1) On November 12, 1996, 98,537 shares of outstanding Common Stock were returned to the Company without consideration and were subsequently cancelled. These amounts give effect to that transaction.
(2) Travel center data includes the information presented as to both the Company's travel centers and free-standing Dairy Queen/Brazier restaurants.
(3) Includes a Dairy Queen/Brazier restaurant that was disposed of by the Company during early July 1995 for which revenues have been included in the average gross revenue per travel center calculation.

                                 RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus, including the Consolidated Financial Statements and Notes thereto, prior to making an investment in the Company.

   No Assurance of Successful Expansion. The Company intends to open new travel centers, expand its outdoor advertising operations and implement gasoline wholesaling activities. Although the Company's existing operations are based primarily in the Southwest, the Company's current expansion plans include consideration of acquisition opportunities in both the Southwest and other geographic regions of the United States. However, there can be no assurance that suitable acquisitions can be identified, and the Company is likely to face competition from other companies for available acquisition opportunities. Although the Company does not currently have any agreement to acquire any travel center or outdoor advertising operations, it routinely engages in discussions with third parties regarding potential acquisitions. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or be able to obtain any required consents of its bank lenders or that acquisitions that are completed can be integrated successfully into the Company's existing operations. The success of the Company's expansion program will depend on a number of factors, including the availability of sufficient capital, the identification of appropriate expansion opportunities, the
Company's ability to attract, train and retain qualified employees and management, the continuing profitability of existing operations, the successful management of planned growth and the ability of the Company to operate new travel centers and outdoor advertising operations and implement its new gasoline wholesaling activities in a profitable manner. There can be no assurance that the Company will achieve its planned expansion or that any expansion will be profitable. See "BUSINESS -- Growth Strategy."

   Dependence on Third Party Relationships. The Company is dependent on a number of third party relationships pursuant to which it offers brand name and other products at its travel centers. These brand name relationships include the Company's distributorship relationship with CITGO, as well as its existing franchise agreements with Dairy Queen/Brazier and Stuckey's. The Company's existing operations and plans for future growth anticipate the continued existence of such relationships. There can be no assurance that the agreements that govern these relationships will not be terminated. In addition, several of these agreements contain provisions that prohibit the Company from offering additional products or services which are competitive to those of its suppliers. Although the Company does not currently anticipate having to forego a significant business opportunity in order to comply with such agreements, there can be no assurance that adherence to these existing agreements will not prevent the Company from pursuing opportunities that management would otherwise deem advisable. The Company also relies upon several at will relationships with various third parties for much of its souvenir and gift merchandise. Although the Company believes it has good relationships with its suppliers, there can be no assurance that the Company will be able to maintain relationships with suppliers of suitable merchandise at appropriate prices and in sufficient quantities. See "BUSINESS -- Business Operations."

   Dependence Upon Key Personnel. The success of the Company will be largely dependent upon the efforts and abilities of Michael L. Bowlin, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and upon the efforts and abilities of certain executive officers of the Company. The Company has an employment agreement with Mr. Bowlin. The loss of the services of Mr. Bowlin or one or more of the Company's other executive officers could have a material adverse effect on the Company. See "MANAGEMENT" and "EXECUTIVE COMPENSATION -- Employment Contracts."

   Possible Adverse Impact of Competition. The Company's travel centers face competition from major and independent oil companies; independent service station operators; national and independent operators of restaurants, diners and other eating establishments; and national and independent operators of convenience stores and other retail outlets. In its outdoor advertising operations, the Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which has increased substantially over the past several years, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets. Some of the Company's competitors, including major oil companies and convenience store operators, are substantially larger, better capitalized and have greater name recognition and access to greater resources than the Company. There can be no assurance that the Company's travel centers and outdoor advertising operations will be able to compete successfully in their respective markets in the future. See "BUSINESS -- Competition."

   Seasonality and Other Factors; Quarterly Fluctuations. The travel center portion of the Company's business is somewhat seasonal, and revenues may be affected by many factors, including weather, holidays and the price of alternative travel modes. The Company's revenues and earnings may experience substantial fluctuations from quarter to quarter. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Seasonality."

   Potential Adverse Effects of Government Regulation of Travel Centers. Each of the Company's food service operations is subject to licensing and regulation by a number of governmental authorities, including regulations relating to health, safety, cleanliness and food handling, as well as federal and state laws governing such matters as working conditions, overtime and tip credits and minimum wages. The Company's travel center operations are also subject to extensive laws and regulations governing the sale of alcohol and tobacco, and fireworks in its New Mexico travel centers. Such regulations include certain mandatory licensing procedures and ongoing compliance measures, as well as special sales tax measures. In June and July of 1996, the state of New Mexico issued a temporary ban on the sale of fireworks because of the extreme fire hazard caused by drought conditions in that state. As a result of the ban, the Company's revenues from its travel center operations decreased. Although such a ban was unprecedented, similar bans could be imposed in the future. The Company believes that its operations at its fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant comply in all material respects with all applicable licensing and regulatory requirements. However, any failure to comply with applicable regulations, or the adoption of additional regulations or changes in existing regulations could impose additional compliance costs on the Company, require a cessation of certain activities or otherwise have a material adverse effect on the Company's business and results of operations. See "BUSINESS -- Regulation."


   Environmental Risks. The Company is subject to federal, state and municipal laws and regulations governing the use, storage, handling and disposal of its petroleum products. Specifically, the federal government has recently issued more stringent regulations governing the storage of petroleum products with which the Company is required to comply by December 1998. Although the Company believes that its activities comply with the current standards prescribed by law and the Company has already substantially completed certain renovations of its facilities to satisfy the federal government's recently enacted regulations, the risk of accidental contamination to the environment or injury can not be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the available resources of the Company. In addition, the Company could be required to incur significant costs to comply with environmental laws and regulations which may be enacted in the future. See "BUSINESS -- Regulation."

   Potential Adverse Effects of Government Regulation of Outdoor Advertising. Outdoor advertising displays are subject to regulation by federal, state and local governmental agencies. These regulations, in some cases, limit the height, size and location of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards, particularly with respect to tobacco advertising. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Due to the location of its billboard structures outside smaller metropolitan and rural areas, the Company has not been materially affected by such ordinances to date. However, there can be no assurance that the Company's billboard structures will not become subject to similar ordinances in the future. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Although, to date, the Company has been adequately compensated for any of its structures removed at the direction of governmental authorities, future changes in such regulations as well as others applicable to the Company's outdoor advertising operations could have a material adverse effect on the Company's business and results of operations. See "BUSINESS -- Regulation."

   General Economic Conditions. The Company's business is directly related to conditions in the travel industry, particularly leisure travel, which may be adversely affected by general economic conditions. In addition, an increasing portion of the Company's revenues are earned from sales of advertising space, which can be affected by general economic conditions as well as trends in the advertising industry. A future economic slowdown or recession could lead to a reduction in advertising expenditures, or result in decreased leisure travel, either of which could have a material adverse effect on the Company's business and results of operations, and on its planned expansion.

   Geographic Concentration. The Company's travel centers and one free-standing Dairy Queen/Brazier restaurant are located in Arizona and New Mexico, and the Company's advertising operations are currently conducted in Arizona, Colorado, New Mexico, Oklahoma and Texas. Because of this geographic concentration, the Company's business may be adversely affected in the event of a downturn in general economic conditions in the Southwestern United States. See "BUSINESS."

   Control by Management. Upon completion of the Offering, Michael L. Bowlin and the other executive officers and Directors of the Company will beneficially own approximately 58.7% of the outstanding shares of Common Stock (56.2% if the Over-Allotment Option is exercised in full). Accordingly, senior management of the Company will have sufficient voting power to control the outcome of any matter submitted to the stockholders for their approval and to block certain amendments to the Company's Articles of Incorporation and certain transactions that require a supermajority vote. See "-- Anti-Takeover Provisions," "PRINCIPAL STOCKHOLDERS" and "DESCRIPTION OF SECURITIES -- Certain Charter and By-law Provisions."

   Use of Proceeds; Repayment of Debt; Broad Discretion in Application. The Company expects to use approximately $5.0 million of the net proceeds from this Offering (43.1% of the net proceeds assuming the Over-Allotment Option is not exercised) to repay certain indebtedness of the Company. Net proceeds available to the Company for future business activities will be reduced by such amount. The proceeds allocated to each category under "USE OF PROCEEDS" are estimates only and the Company's management will have broad discretion in the application of such funds without any action or approval of the Company's stockholders. See "USE OF PROCEEDS."

   Anti-Takeover Provisions. The Company's Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"), in one or more series and to determine the price, rights, preferences and privileges of the shares of each such series without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change of control of the Company. In addition, certain provisions in the Company's Articles of Incorporation and By-laws relating to supermajority stockholder approval of certain business combinations by the Company, restrictions on calling special meetings of stockholders, and restrictions on amendments to the By-laws may discourage or make more difficult any attempt by a person or group of persons to obtain control of the Company. See "DESCRIPTION OF SECURITIES -- Certain Charter and By-law Provisions."

   Absence of Prior Market for Common Stock; Possible Volatility of Stock Prices. Prior to this Offering, there has been no public market for the Company's Common Stock. There can be no assurance that a market for the Common Stock will develop following this Offering or that, if developed, such market will be sustained. No assurance can be given that the Common Stock will continue to be listed on Nasdaq. The price at which the shares of Common Stock are being offered to the public has been determined by negotiation between the Company and the Representative and may not necessarily bear any relationship to the price at which the Common Stock will trade after completion of the Offering, or to the Company's assets, book value, earnings or any other established criterion of value. The market price of the Common Stock could also be subject to significant fluctuations in response to such factors as variations in the anticipated or actual results of operations of the Company or other companies engaged in similar businesses, changes in conditions affecting the economy generally, analyst reports, general trends in the industry or changes in the stock markets generally. See "UNDERWRITING."

    No Dividends. Following completion of this Offering, the Company plans to retain any earnings to finance the operations and expansion of the Company's business. Accordingly, it is not anticipated that any dividends will be paid on the Common Stock in the foreseeable future. See "DIVIDENDS" and "DESCRIPTION OF SECURITIES."

   Shares  Eligible  for Future  Sale.  The  Company,  its  executive  officers,
Directors and certain of its existing stockholders have agreed, subject to certain limited exceptions, that they will not sell or otherwise dispose of any shares of Common Stock without the prior written consent of the Representative for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"). Upon expiration of the Lock-Up Period, all but 0.9% of the outstanding shares of Common Stock will be eligible for sale in the public market, subject to the notice, manner of sale, volume limitations and current public reporting requirements imposed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future on terms it deems appropriate. See "UNDERWRITING."

    Immediate and Substantial Dilution. Purchasers of Common Stock offered hereby will suffer immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "DILUTION."

   Forward-Looking Statements and Associated Risks. This Prospectus contains forward-looking statements including statements regarding, among other items, the Company's growth strategy and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described under "RISK FACTORS" and elsewhere herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                  DIVIDENDS

   The Company paid cash dividends on its Common Stock of approximately $49,500, $60,300 and $50,600 in fiscal years 1995 and 1996 and the six months ended July 31, 1996, respectively. However, upon completion of the Offering, the Company intends to retain all available earnings to finance and expand its business. Accordingly, the Company presently does not anticipate paying any dividends on its Common Stock in the foreseeable future. Declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy periodically. See "RISK FACTORS" and "DESCRIPTION OF SECURITIES."

                                   DILUTION

   The net tangible book value of the Company as of July 31, 1996 was approximately $5.1 million or $1.52 per share of Common Stock. Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding into the tangible net worth of the Company (tangible assets less total liabilities). Without taking into account any changes in such net tangible book value subsequent to July 31, 1996, other than (i) the return to the Company of 98,537 shares of Common Stock (see Note (13) to the Company's Consolidated Financial Statements) and (ii) to give effect to the sale of 1,450,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share (after deducting the estimated underwriting discount and estimated offering expenses payable by the Company), the pro forma net tangible book value at July 31, 1996, would have been approximately $16.7 million or $3.53 per share. This represents an immediate increase in net tangible book value of $2.01 per share to existing stockholders and an immediate dilution of $5.47 per share to persons purchasing shares of Common Stock in this Offering ("New Investors"). The following table illustrates this per share dilution:


Assumed initial public offering price per share ...................        $9.00
  Net tangible book value per share at July 31, 1996 .............. $1.52
  Increase in net tangible book value per share attributable to the
     New Investors in the Shares .................................. $2.01
                                                                    -----
Net tangible book value per share after Offering, as adjusted .....        $3.53
                                                                           -----
Dilution per share to New Investors(1) ............................        $5.47
                                                                           =====

----------

(1) If the Underwriters exercise the Over-Allotment Option in full, the per share dilution to New Investors would be $5.28.

   Over the last five years, officers, directors and affiliated persons have purchased an aggregate of 57,411 shares of common stock (including the balance of fractional shares purchased upon the issuance of Common Stock dividends) at an average price per share of $1.55, as compared to an assumed initial public offering price of $9.00 per share.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,450,000 shares of Common Stock offered hereby, assuming an initial public offering price of $9.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company (including amounts payable to the Company's financial consultant), are estimated to be approximately $11.6 million ($13.3 million if the Over-Allotment Option is exercised in full).

   The Company anticipates that such net proceeds will be used as follows and in the following order of priority, assuming the Over-Allotment Option is not exercised: (i) approximately $5.0 million to repay certain indebtedness of the Company (described below), (ii) approximately $900,000 to upgrade existing travel centers and (iii) the balance to be used for general corporate purposes, including the acquisition or development of additional travel centers and outdoor advertising operations. Although the Company does not currently have any agreement to acquire any travel center or outdoor advertising operations, it routinely engages in discussions with third parties regarding potential acquisitions. Any additional proceeds received by the Company from the exercise of the Over-Allotment Option will be used for general corporate purposes.

   The debt to be repaid by the Company bears interest at rates ranging from the prime lending rate to 12% per annum and matures at various dates from 1996 to 2006. The Company's indebtedness was incurred over time primarily to fund its expansion activities and working capital requirements.

   Until applied as set forth above, all proceeds will be invested in short-term investment grade instruments or bank certificates of deposit. Investment of the net proceeds in short-term investments rather than operations could adversely affect the Company's overall return on its capital. The foregoing represents the Company's present intentions with respect to the allocation of the proceeds of this Offering based upon its present plans and business conditions. However, the occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of this Offering in a manner other than as described in this Prospectus. See "RISK FACTORS."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of July 31, 1996, and as adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom, assuming no exercise of the Over-Allotment Option.

                                                                          July 31, 1996
                                                                      --------------------
                                                                       Actual  As Adjusted(1)
                                                                      -------  -----------
                                                                         (In Thousands)
Short-term borrowing, bank .......................................     $  369    $   124
Long-term debt, current maturities ...............................        639        216
                                                                       ------    -------
     Total short-term debt .......................................      1,008        340
                                                                       ======    =======
Long-term debt, less current maturities ..........................      6,534      2,203
                                                                       ------    -------
Stockholders' Equity:
Preferred Stock, $.001 par value, 10,000,000 shares authorized ...         --        --
Common Stock, $.001 par value 100,000,000 shares authorized,
  3,383,385 outstanding, actual; 4,734,848 shares outstanding
  as adjusted for the Offering(1)(2).............................           3          5
Paid-In Capital .................................................       4,330     15,752
Retained Earnings ...............................................       1,140      1,140
                                                                       ------    -------
     Total Stockholders' Equity .................................       5,473     16,897
                                                                       ------    -------
     Total Capitalization .......................................      $12,007   $19,100
                                                                       =======   =======

----------

(1) The as adjusted amounts also give effect to the return of 98,537 shares of Common Stock to the Company on November 12, 1996. See Note (13) to the
     Company's  Consolidated Financial Statements.
(2) Excludes (i) 217,500 shares of Common Stock reserved for issuance upon exercise of the Over- Allotment Option, (ii) 123,250 shares of Common Stock reserved for issuance upon exercise of the Representative's Option and
     (iii) 362,000 shares of Common Stock issuable upon exercise of options granted or approved for grant upon completion of the Offering under the Company's 1996 Stock Option Plan. See "EXECUTIVE COMPENSATION -- 1996 Stock
     Option Plan," "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

                     SELECTED CONSOLIDATED FINANCIAL DATA
           (In thousands, except travel center, outdoor advertising,
                           share and per share data)

   The selected financial data presented below is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The data presented below under the caption "Selected Statement of Income Data" for the fiscal year ended January 31, 1996 are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The following selected Statement of Income Data for the year ended January 31, 1995 are derived from the Consolidated Financial Statements of the Company, audited by Ricci & Ricci, independent certified public accountants. The following selected Statement of Income Data and Balance Sheet Data as of and for the periods ended July 31, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements for such periods. In the opinion of management, the following unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.


                                                                                   Six months ended
                                                     Years ended January 31,           July 31,
                                                   ------------------------- --------------------------
                                                        1995         1996          1995         1996
                                                   ------------ ------------ -------------- -----------
Selected Statement of Income Data:

Travel Center Operations
Gross sales .......................................   $  19,799    $   20,467    $   10,802     $  11,208
Discounts on sales ................................         221           292           104           153
                                                     ----------    ----------    ----------     ---------
  Net sales .......................................      19,578        20,175        10,698        11,055
Cost of goods sold ................................      12,541        12,995         6,969         7,422
                                                     ----------    ----------    ----------     ---------
Gross profit ......................................       7,037         7,180         3,729         3,633

Operating costs:
  General and administrative expenses .............       5,161         5,462         2,851         2,615
  Depreciation and amortization ...................         451           434           207           176
                                                     ----------    ----------    ----------     ---------
Operating income ..................................       1,425         1,284           671           842

Outdoor Advertising Operations
Gross income ......................................       2,376         2,770         1,319         1,629

Operating costs:
  Direct operating costs ..........................       1,715         2,007           933         1,031
  General and administrative expenses .............         205           344           137           208
  Depreciation and amortization ...................         252           261           125           133
                                                     ----------    ----------    ----------     ---------
Operating income ..................................         204           158           124           257

Corporate And Other
General and administrative expenses ...............        (622)         (602)         (285)         (240)
Depreciation and amortization .....................        (118)         (161)          (62)          (76)
Interest expense ..................................        (536)         (612)         (278)         (332)
Other income, net .................................         411           570           325           374
                                                     ----------    ----------    ----------     ---------
Income before taxes ...............................         764           637           495           825
Income taxes ......................................         295           253           198           330
                                                     ----------    ----------    ----------     ---------
Net income ........................................  $      469    $      384    $      297     $     495
                                                     ==========   ==========    ==========     =========
Earnings per common and common equivalent share
 Primary and fully diluted ........................  $     0.14    $     0.11    $     0.09     $    0.14
Earnings per common and common equivalent share
 Primary and fully diluted, as adjusted (1)........  $     0.14    $     0.12    $     0.09     $    0.15
Weighted average common and common equivalent
 shares outstanding
  Primary and fully diluted .......................   3,365,959    3,363,683     3,367,568      3,433,939
Weighted average common and common equivalent
 shares outstanding
  Primary and fully diluted, as adjusted (1).......   3,284,649    3,282,373     3,286,258      3,300,112

Selected Travel Center Data:
Number of travel centers (end of period)(2)  ......          16           15            16(3)          15
Average gross revenue .............................  $1,237,000   $1,364,000    $  675,000(3)  $  747,000

Selected Outdoor Advertising Data:
Number of outdoor advertising display faces
(end of period) ...................................       1,442        1,556         1,508          1,653

                                                   (Footnotes on following page)

                                                              July 31, 1996
                                                          ----------------------
Selected Balance Sheet Data:                               Actual    As Adjusted
                                                          -------    -----------
Cash and cash equivalents ........................        $ 2,443     $ 9,025(1)
Working capital ..................................          2,740       9,990(1)
Total property and equipment, net ................          9,073       9,073
Total assets .....................................         14,871      21,298(1)
Notes payable ....................................          7,542       2,543
Stockholders' equity .............................          5,473      16,897(1)

----------

(1) On November 12, 1996, 98,537 shares of outstanding Common Stock were returned to the Company without consideration and were subsequently cancelled. These amounts give effect to such transaction.
(2) Travel center data includes the information presented as to both the Company's travel centers and free-standing Dairy Queen/Brazier restaurants.
(3) Includes a Dairy Queen/Brazier restaurant that was disposed of by the Company during early July 1995 for which revenues have been included in the average gross revenue per travel center calculation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   The following is a discussion of the consolidated financial condition and results of operations of the Company for the two fiscal years ended January 31, 1995 and 1996, and for the six month periods ended July 31, 1995 and 1996. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus and is expressly qualified by the statements set forth under "RISK FACTORS -- Forward-Looking Statements and Associated Risks." References herein to specific years refer to the Company's fiscal year ending on January 31 of such year.

   The Company operates in two industry segments, travel centers and outdoor advertising. In order to permit a meaningful evaluation of the Company's performance in each of its operating segments, the Company has presented selected operating data which separately sets forth the revenues, expenses and operating income attributable to each segment, and also separately sets forth the corporate expenses of the Company which are not properly allocable to either of the Company's segments for purposes of determining their respective operating income. The discussion of results of operations which follows compares such selected segment operating data and corporate expense data for the fiscal periods presented.

RESULTS OF OPERATIONS

   The following table presents certain income and expense items derived from the Consolidated Statements of Income as a percentage of gross revenues for the two years ended January 31, 1995 and 1996 and the six months ended July 31, 1995 and 1996.

                                                              Six Months Ended
                                     Years Ended January 31,     July 31,
                                     ----------------------  ----------------
                                          1995     1996        1995     1996
                                        -------  -------     -------  -------
Consolidated Gross Revenues ...........  100.0%   100.0%      100.0%   100.0%

Travel Center Operations:
Travel center sales
  Merchandise .........................   30.4%    31.2%       32.8%    28.2%
  Gasoline ............................   41.7%    41.8%       39.8%    45.4%
  Food ................................   17.2%    14.9%       16.5%    13.7%
  Other ...............................    0.0%     0.2%        0.0%     0.0%
Discounts on sales ....................    1.0%     1.3%        0.9%     1.2%
Cost of goods sold ....................   56.7%    55.9%       57.5%    57.8%
General and administrative expenses ...   23.3%    23.5%       23.5%    20.4%
Depreciation and amortization .........    2.0%     1.9%        1.7%     1.4%
Operating income ......................    6.3%     5.5%        5.5%     6.5%
Outdoor Advertising Operations:
Gross income ..........................   10.7%    11.9%       10.9%    12.7%
Operating expenses ....................    7.7%     8.6%        7.7%     8.0%
General and administrative expenses ...    0.9%     1.5%        1.1%     1.6%
Depreciation and amortization .........    1.1%     1.1%        1.0%     1.0%
Operating income ......................    1.0%     0.7%        1.1%     2.1%

Corporate and Other:
General and administrative expenses ...    2.8%     2.6%        2.4%     1.9%
Depreciation and amortization .........    0.5%     0.7%        0.5%     0.6%
Operating income ......................    4.0%     2.9%        3.7%     6.1%
Interest expense ......................    2.4%     2.6%        2.3%     2.6%
Other income, net .....................    1.8%     2.5%        2.7%     2.9%
Income taxes ..........................    1.3%     1.1%        1.6%     2.6%
Net income ............................    2.1%     1.7%        2.5%     3.8%

COMPARISON OF SIX MONTHS ENDED JULY 31, 1996 AND JULY 31, 1995

   Travel Centers. Gross sales for the Company's travel centers increased 3.8% to $11.2 million for the six months ended July 31, 1996 from $10.8 million for the same period in fiscal 1995. This increase was despite an 8.8% decline in merchandise sales to $3.6 million for the six months ended July 31, 1996 from $4.0 million for the same period in fiscal 1995. The decline in merchandise sales was primarily attributable to a statewide ban on fireworks sales in the State of New Mexico that was in effect from May 23, 1996 to July 2, 1996. During the period of the ban, fireworks sales declined approximately $140,000 as compared to the same period in fiscal 1996. In addition to the decline in fireworks sales, the ban on such sales also had a negative effect on restaurant sales, which declined 11.7% to $1.8 million for the six months ended July 31, 1996 from $2.0 million for the six month period ended July 31, 1995. The decrease in restaurant sales also reflected the Company's decision in July 1995 to close its Lordsburg, New Mexico restaurant and lease the facility to an unrelated third party. Sales for the Lordsburg restaurant were approximately $105,000 for the six months ended July 31, 1995. Same store restaurant sales declined 6.8% to $1.8 million for the six months ended July 31, 1996 from $1.9 million for the same fiscal period ended 1995. These declines were offset by an increase in gasoline sales of 20.5% to $5.8 million for the six months ended July 31, 1996 from $4.8 million for the same six month period in fiscal 1995 as a result of increases in both sales volume and retail prices.

   In an effort to improve restaurant sales, the Company has hired a food and beverage manager to oversee the day-to-day operations of the restaurants and report on them directly to executive management personnel. Furthermore, certain controls relating to labor, food and paper costs have been enhanced to strengthen the overall performance of the restaurants. Such controls include the pre-approval by management of labor hours at each of the Company's restaurants and bi-monthly or, where appropriate, weekly inventory counts.

   Cost of goods sold for the travel centers increased 6.5% to $7.4 million for the six months ended July 31, 1996 from $6.9 million for the same period in fiscal 1995. As a percentage of gross sales, cost of goods sold increased slightly to 66.2% for the six months ended July 31, 1996 from 64.5% for the six months ended July 31, 1995.

   General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses for the travel centers decreased 8.3% to $2.6 million for the six months ended July 31, 1996 from $2.9 million for the six month period ended July 31, 1995. The decrease is primarily attributable to the Company's decision not to pay discretionary cash bonuses to management in fiscal 1997, resulting in the absence of any cash bonuses accrued for the six months ended July 31, 1996. In comparison, the Company accrued $151,000 during the same period in fiscal 1996 for discretionary cash bonuses paid to management.

   Depreciation and amortization expense for the travel centers declined 15.3% for the six month period ended July 31, 1996 from the same period in fiscal 1996 to approximately $176,000 from $207,000. During the six months ended July 31, 1996, the Company determined the actual lives for certain property and equipment were generally longer than the estimated useful lives previously established. Therefore, the Company extended the useful lives of such assets, effective February 1, 1996. This change in the useful lives of travel center assets, together with a change in the use of some assets from the travel centers to corporate and sales of other assets resulted in a decline in depreciation and amortization expense for the travel centers for the six month period ended July 31, 1996 as compared to the same period in the prior fiscal year.

   The factors discussed above resulted in a 25.7% increase in operating income from the travel centers to $842,000 for the six months ended July 31, 1996 from $671,000 for the same period in fiscal 1996.

   Outdoor Advertising. Gross income from the Company's outdoor advertising operations increased 23.5% to $1.6 million for the six months ended July 31, 1996 from $1.3 million for the same period in fiscal 1996. The increase was primarily attributable to increased construction of advertising displays and increases in advertising rates, which resulted in increases to gross income by approximately $250,000 and $45,000, respectively.

   Operating expenses related to outdoor advertising consist of direct advertising expenses, which include rental payments to property owners for the use of land on which advertising displays are located, production expenses and selling expenses. Production expenses include salaries for operations personnel and real estate representatives, property taxes, materials and repairs and maintenance of advertising displays. Selling expenses consist primarily of salaries and commissions for salespersons and travel and entertainment related to sales. Direct advertising expenses increased 10.5% to $1.0 million for the six months ended July 31, 1996 from $933,000 for the same period in fiscal 1995, principally due to the addition of sales and production personnel.

   General and administrative expenses for outdoor advertising consist of salaries and wages for administrative personnel, insurance, legal fees, association dues and subscriptions and other indirect operating expenses.
General and administrative expenses increased 52.5% to $208,000 for the six months ended July 31, 1996 from $137,000 for the same period in fiscal 1996. The increase was primarily attributable to increases in administrative personnel, insurance and legal fees. The overall increase was partially offset by a decrease in general and administrative expenses of $22,000 as a result of the decision not to pay discretionary cash bonuses to management.

   Depreciation and amortization expense increased 6.5% to $133,000 for the six months ended July 31, 1996 from $125,000 for the same period in fiscal 1996, as a result of scheduled depreciation of additional display structures and machinery and equipment.

   The above factors contributed to the increase in outdoor advertising operating income of 106.2% to $257,000 for the six months ended July 31, 1996 from $125,000 for the same period in fiscal 1996.

   Corporate and Other. General and administrative expenses for corporate and other operations of the Company consist primarily of executive and administrative compensation and benefits and accounting and legal fees. General and administrative expenses decreased 15.8% to $240,000 for the six months ended July 31, 1996 from $285,000 for the six months ended July 31, 1995, primarily as a result of management's decision not to pay discretionary cash bonuses for the fiscal year ended January 31, 1997. As such, no accrual for discretionary cash bonuses has been accounted for during the six months ended July 31, 1996. Of the $285,000 of general and administrative expenses for the six months ended July 31, 1995, $77,000 was accrued for discretionary cash bonuses. Other general and administrative expenses increased during the six month period ended July 31, 1996, as a result of increased personnel and certain other expenses associated with the Company's newly expanded corporate headquarters. In addition, under the terms of new employment agreements with the Company's President and its Chief Operating Officer, which become effective as of February 1, 1997, the annual base salaries of these two executive officers will be increased by an aggregate amount of $184,000 over those in effect during the six months ended July 31, 1996. See Note (13) to the Consolidated Financial Statements.

   Depreciation and amortization expenses for the Company's corporate and other operations consist primarily of depreciation associated with the corporate headquarters and furniture and fixtures related thereto. Depreciation and amortization increased 23.7% to $76,000 for the six months ended July 31, 1996, from $62,000 for the same period in fiscal 1995. The increase was due to scheduled depreciation of additional fixed assets.

   Interest expense increased 19.3% to $332,000 for the six months ended July 31, 1996 from $278,000 for the six months ended July 31, 1995, as a result of borrowings to fund outdoor advertising expansion and the conversion of travel centers' gasoline dispensing equipment to CITGO stations.

   Income before taxes increased 66.5% to $825,000 for the six months ended July 31, 1996 from $495,000 for the same period in fiscal 1995. As a percentage of gross revenues, income before taxes increased from 4.1% for the six months ended July 31, 1995 to 6.4% for the six months ended July 31, 1996.

   Income taxes were $330,000 for the six months ended July 31, 1996 compared to $198,000 for the same period in fiscal 1995, as a result of higher pre-tax income.

   The foregoing factors contributed to the Company's increase in net income for the six months ended July 31, 1996 to $495,000 as compared to $297,000 for the six month period ended July 31, 1995.

Comparison of Fiscal Years Ended January 31, 1996 and January 31, 1995

   Travel Centers. Gross sales at the Company's travel centers increased 3.4% to $20.5 million for fiscal 1996 from $19.8 million for fiscal 1995. This increase includes a 7.5% increase in merchandise sales to $7.2 million for the fiscal year 1996 from $6.7 million for the fiscal year 1995, which was primarily attributable to increases in general merchandise sales, Mexican import goods, jewelry and fireworks. In addition, gasoline sales increased 5.1% to $9.7 million for the fiscal year ended January 31, 1996 from $9.2 million for the fiscal year ended January 31, 1995. These increases were offset by declines in restaurant sales of 9.2% from $3.8 million for the fiscal year ended January 31, 1995 to $3.5 million for the fiscal year ended January 31, 1996.

   Cost of goods sold for the travel centers increased 3.6% to $13.0 million for the fiscal year ended January 31, 1996 from $12.5 million for the fiscal year ended January 31, 1995. As a percentage of gross travel center revenues, cost of sales remained constant at 63% for both fiscal years.

   General and administrative expenses for the travel centers increased 5.8% to $5.5 million for the fiscal year ended July 31, 1996 from $5.2 million for the prior fiscal year. The increase was primarily attributable to an overall increase in hourly wage rates for travel center personnel and certain costs associated with the Company's compliance with above ground storage tank installations at some of its travel centers. In addition, the Company expanded its middle management team to include two Area Supervisors, a Petroleum Manager and a Food and Beverage Manager.

   Depreciation and amortization expense decreased by 3.7% to $434,000 for the fiscal year ended January 31, 1996 from $451,000 for the fiscal year ended January 31, 1995. The decrease was primarily attributable to a decline in the depreciation expense for certain assets due to the use of accelerated methods, which provide for higher depreciation in earlier periods.

   The above factors contributed to a decline in travel center operating income of 9.9% to $1.28 million for the fiscal year ended January 31, 1996 from $1.4 million for the fiscal year ended January 31, 1995.

   Outdoor Advertising. Gross income from outdoor advertising increased 16.6% to $2.8 million for the fiscal year ended January 31, 1996 from $2.4 million for the fiscal year ended January 31, 1995. The increase was primarily attributable to increased construction of advertising displays and increases in advertising rates, which resulted in increases to gross income by approximately $270,000 and $70,000, respectively.

   Operating expenses increased 17.1% from $1.7 million in fiscal 1995 to $2.0 million in fiscal 1996, primarily due to increases in land lease rent expenses, production, travel and salaries and wages.

   General and administrative expenses for outdoor advertising increased 67.6% to $344,000 for the fiscal year ended January 31, 1996 from $205,000 for the same period in fiscal 1995. The increase was primarily attributable to increases in insurance costs, legal fees and other administrative expenses.

   Depreciation and amortization expense increased 3.6% to $261,000 for the fiscal year ended January 31, 1996 from $252,000 for the year ended January 31, 1995. The increase was due to scheduled depreciation of additional fixed assets.

   The above factors contributed to the decrease in outdoor advertising operating income of 22.5% to $158,000 for the fiscal year ended January 31, 1996 from $204,000 for the fiscal year ended January 31, 1995.

   Corporate and Other. General and administrative expenses decreased 3.2% to $602,000 for the fiscal year ended January 31, 1996 from $622,000 for the fiscal year ended January 31, 1995, primarily as a result of cost reduction measures implemented by the Company.

   Depreciation and amortization expense increased 36.5% to $161,000 for the fiscal year ended January 31, 1996 from $118,000 for the fiscal year ended January 31, 1995. The increase was primarily attributable to the addition of corporate assets such as the construction of additional office space at the Company's corporate headquarters.

   Interest expense increased 14.1% to $612,000 for the fiscal year ended January 31, 1996 from $536,000 for the fiscal year ended January 31, 1995. The increase is primarily attributable to borrowing required for continued expansion of the outdoor advertising division and the completion of additional construction at the Company's corporate offices. Income before taxes decreased 16.8% to $637,000 for the fiscal year ended January 31, 1996 from $764,000 for the fiscal year ended January 31, 1995. The decrease in income before taxes was primarily attributable to an increase in interest costs and a decline in travel center operating income.

   Income taxes decreased 14.2% to $253,000 for the fiscal year ended January 31, 1996 from $295,000 for the fiscal year ended January 31, 1995, as a result of lower pre-tax income.

   The factors described above contributed to the Company's decrease in net income of 18.1% to $384,000 for the fiscal year ended January 31, 1996 from $469,000 for the fiscal year ended January 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

   At July 31, 1996, the Company had working capital of $2.7 million and a current ratio of 2.04:1, compared to working capital of $1.8 million and a current ratio of 1.65:1 at January 31, 1996. The Company's net cash provided by operating activities increased from $898,000 to $1,242,000 for the fiscal years ended January 31, 1995 and 1996, respectively. The increase was due primarily to a decrease in inventories of $380,000 and an increase in accounts payable and accrued liabilities of $527,000. These increases were partially offset by a decrease in net income of $85,000. For the six months ended July 31, 1996, the Company's net cash provided by operating activities decreased to $711,000 from $1.1 million for the six months ended July 31, 1995. The decrease is primarily attributable to a decline in inventory levels for the six months ended July 31, 1995 of $419,000 as compared to a decline of $57,000 for the six months ended July 31, 1996.

   Net cash used in investing activities increased from $892,000 in fiscal 1995 to $1,453,000 in fiscal 1996, primarily due to a reduction in temporary investments in fiscal 1995 of $540,000. Net cash used in investing activities increased to $624,000 for the six months ended July 31, 1996 from $560,000 for the six months ended July 31, 1995 as a result of additional purchases of property and equipment (offset by sales of certain assets) and disbursements of funds in the form of notes receivable. Net cash provided by financing activities increased $307,000 to $428,000 from fiscal 1995 to fiscal 1996 due primarily to a reduction in payments on long-term debt from fiscal 1995 to fiscal 1996 of $317,000.

   Net cash provided by financing activities increased to $754,000 for the six months ended July 31, 1996 from $18,000 for the six months ended July 31, 1995. The increase was primarily attributable to a net increase in borrowings of $800,000 for the six months ended July 31, 1996. In addition, the Company received proceeds from the issuance of Common Stock of $222,000. This increase in cash was offset by disbursements for the Offering of $237,000 and the payment of cash dividends of approximately $51,000.

   As of July 31, 1996, the Company was indebted to various banks and individuals in an aggregate principal amount of approximately $7.6 million under various loans and promissory notes (approximately $8.2 million as of October 31, 1996). Many of the loans and promissory notes are secured by land, buildings, equipment, billboards and inventories of the Company. The loans and promissory notes mature at dates from November 28, 1996 to January 29, 2006 and accrue interest at rates from the prime lending rate to 12% per annum. Included in the debt outstanding as of July 31, 1996, are two revolving lines of credit with aggregate principal commitments of $1,000,000 and $150,000, with two separate banks, of which $268,500 and $100,000, respectively, had been borrowed as of July 31, 1996 (approximately $823,000 and $111,000, respectively, as of October 31, 1996). The $150,000 and $1,000,000 credit facilities mature June 1, and June 15, 1997, respectively, and both accrue interest at a rate of prime plus 1% per annum. Subsequent to July 31, 1996, the Company borrowed approximately $535,000 to refinance certain loans from its stockholders. This loan matures in February 1997 and accrues interest at a rate of prime plus 1% per annum. In addition, the Company increased its aggregate borrowings under the revolving lines of credit to approximately $934,000. Certain of these lending agreements impose certain financial covenants upon the Company relating to is maximum debt to net worth and minimum debt coverage ratios. See Notes 6, 7 and 13 to the Company's Consolidated Financial Statements.

   The Company intends to use approximately $5.0 million of the proceeds from this Offering to repay unpaid principal and accured interest outstanding under certain of the loans and promissory notes described above. In addition, the Company intends to repay a portion of its revolving lines of credit, but plans to negotiate one or more new lines of credit to satisfy future working capital needs. Upon payment of debt from the proceeds of the Offering, the Company will continue to have approximately $3.2 million principal amount of outstanding debt.

   The Company made capital expenditures of $1.5 million for each of the fiscal years ended January 31, 1995 and 1996 and $685,000 for the six months ended July 31, 1996. These expenditures were made primarily for upgrades to the Company's travel centers and for the construction and acquisition of additional billboard structures. The Company made capital expenditures related to its travel centers and the construction and acquisition of additional billboard structures during fiscal 1995 of $342,000 and $556,000, respectively, during fiscal 1996 of $576,000 and $691,000, respectively, and during the six months ended July 31, 1996 of approximately $347,000 and $273,000, respectively. In addition, during fiscal 1995 the Company made capital expenditures of approximately $500,000 for the expansion of its corporate headquarters. The Company anticipates making additional capital expenditures of approximately $5.0 million during the next twelve months, including approximately $325,000 for the removal and replacement of underground storage tanks, $3.5 million for the development of additional travel centers, approximately $975,000 for the construction of additional billboard structures and the remainder primarily for upgrades and renovations at the Company's existing travel centers. In addition, the Company is obligated to compensate its financial consultant in an aggregate amount of $195,750 ($225,113 if the Over-Allotment Option is exercised in full) in connection with the consummation of this Offering. See "UNDERWRITING."

   The Company believes that the net proceeds of this Offering, internally generated funds and funds available for borrowing under the revolving line of credit will be sufficient for at least the next twelve months to satisfy all debt service obligations and to finance its current operations and anticipated capital expenditures. The Company may, however, require additional capital to consummate significant acquisitions in the future and there can be no assurance that such capital will be available on terms acceptable to the Company.

INFLATION

   In the last two years, inflation has not had a significant impact on the Company.

SEASONALITY

   The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its strongest financial performance in the second fiscal quarter when leisure travel tends to increase, and its lowest revenues in the third fiscal quarter. The Company expects this trend to continue in the future.

RECENT ACCOUNTING PRONOUNCEMENTS


   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which established a new accounting principle for accounting for the impairment of certain loans, certain investments in debt and equity securities, long-lived assets that will be held and used including certain identifiable intangibles and goodwill related to those assets and long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for fiscal years beginning after December 15, 1995. While the Company has not completed its evaluation of the impact that will result from adopting this statement, it does not believe that such adoption will have a significant impact on the Company's financial position and results of operations. The Financial Accounting Standards Board also issued SFAS No. 123, "Accounting for Stock Based Compensation," effective also for fiscal years beginning after December 15, 1995. The new statement encourages, but does not require, companies to measure stock-based compensation cost using a fair value method, rather than the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25. Companies choosing to continue to measure stock-based compensation using the intrinsic value method must disclose on a pro forma basis net earnings per share as if the fair value method were used. Management is currently evaluating the requirements of SFAS No. 123. Management does not believe that SFAS No. 123 will have a material impact on the Company's operating income.

                                   BUSINESS

COMPANY OVERVIEW

   The Company is a regional leader in the operation of travel centers and outdoor advertising displays dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. The Company's tradition of serving the public dates back to 1912 when the Company's founder, Claude M. Bowlin, started trading goods and services with Native Americans in New Mexico. Bowlin currently operates fourteen full-service travel centers and one free-standing Dairy Queen/Brazier restaurant along interstate highways in Arizona and New Mexico where there are generally few gas stations, convenience stores or restaurants. The Company advertises its travel centers through a network of over 300 outdoor advertising display faces. In addition to a variety of unique Southwestern merchandise, the Company's travel centers offer brand name food and gasoline to the traveling public. The Company believes that its "co-branding" strategy of offering complementary brand name food and gasoline products results in increased customer traffic and it intends to continue to actively pursue additional co-branding opportunities.

   In addition to its travel centers, the Company operates over 1,700 revenue generating outdoor advertising display faces for third party customers such as hotels and motels, restaurants and consumer products. These display faces are strategically situated along interstate highways primarily in Arizona and New Mexico and, to a lesser extent, in Colorado, Oklahoma and Texas. In addition to the leasing of advertising space, Bowlin provides a comprehensive range of outdoor advertising services to its clients, including customized design and production services. Although the Company faces substantial competition in each of its operational areas, the Company believes that few of its competitors offer the same breadth of products and services dedicated to the traveling public.

INDUSTRY OVERVIEW

   Travel Services Industry. The travel services industry in which the Company competes includes convenience stores which may or may not also offer gasoline, and fast food and full-service restaurants located along rural interstate highways. The Company believes that the current trend in the travel services industry is toward strategic pairings at a single location of complementary products that are noncompetitive, such as brand name gasoline and brand name fast food restaurants. This concept, known as "co-branding," has recently seen greater acceptance by both traditional operators and larger petroleum companies. The industry has also been characterized in recent periods by consolidation or closure of smaller operators.

   The convenience store industry includes both traditional operators that focus primarily on the sale of food and beverages but also offer gasoline and large petroleum companies that offer food and beverages primarily to attract gasoline customers. In 1995, the convenience store industry sold $46.8 billion worth of merchandise and services and $66.3 billion worth of petroleum products.

   The restaurant segment of the travel services industry is highly competitive, most notably in the areas of consistency of quality, variety, price, location, speed of service and effectiveness of marketing. The major chains are aggressively increasing market penetration by opening new restaurants, including restaurants at "special sites" such as retail centers, travel centers and gasoline outlets. In addition, smaller quick-service restaurant chains and franchise operations are focusing on brand and image enhancement and co-branding strategies.

   Outdoor Advertising Industry. According to recent estimates by the OAAA, outdoor advertising generated total revenues of approximately $1.8 billion in 1995, representing growth of approximately 8.2% over 1994. Although outdoor advertising represents only slightly over 1% of total U.S. advertising expenditures, this segment is growing at a faster rate than such traditional advertising media as radio, television and newspaper, which increased by 7.7%, 6.1% and 5.7%, respectively, during the same period. Outdoor advertising offers repetitive impact and a relatively low cost-per-thousand impressions as compared to broadcast media, newspapers, magazines and direct mail marketing, making it attractive to both local businesses targeting a specific geographic area or set of demographic characteristics and national advertisers seeking mass market support. Outdoor advertising services have recently expanded beyond billboards to include a wide variety of out-of-home advertising media, including advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. The OAAA estimates that total out-of-home advertising revenues, including traditional billboard advertising, exceeded $3.5 billion in 1995.

   Outdoor advertising provides advertisers with a cost effective means of reaching large audiences and is often used by businesses as part of an overall multimedia advertising campaign to reach their target geographic or demographic markets. In addition to its low cost-per-thousand impressions, because outdoor advertising reaches potential customers close to the point-of-sale, restaurants, motels, service stations and similar businesses find outdoor advertising particularly effective. In addition, repeated viewing by people traveling the same route on a daily basis makes outdoor advertising especially suitable for companies, such as banks, insurance companies and soft drink manufacturers that sell their products by promoting a particular image.

   The outdoor advertising industry uses three standardized display formats: traditional bulletin-style painted billboards (with a typical face size of 14 feet by 48 feet),  30-sheet  posters  (with a typical face size of 12 feet by 25 feet) and junior or 8-sheet  posters  (with a typical  face size of 6 feet by 12 feet). Generally, the physical advertising structure is owned by the outdoor advertising company and is built on locations either owned or leased by the operator or on which it has a permanent easement. Traditionally, outdoor advertising displays are leased to advertisers on a unit basis. Advertising rates for outdoor advertising media are based on such factors as the size of the advertising display, visibility, cost of leasing, construction and maintenance and the number of people who have the opportunity to see the advertising message.

   The outdoor advertising market is highly fragmented but is dominated in the larger DMAs by a few sizable firms, several of which are subsidiaries of diversified companies. In addition to the larger outdoor advertising firms, there are many smaller regional and local companies operating a limited number of displays in a single or a few local markets. The OAAA estimates that there are approximately 1,000 companies in the industry operating a total of approximately 396,000 displays. There has been a trend toward consolidation in the outdoor advertising industry in recent years and the Company expects this trend to continue.

BUSINESS STRATEGY

   Travel Services Business Strategy. The Company opened its first travel center in 1953 and has since expanded to fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant. The Company's travel centers are strategically located along well-traveled interstate highways in Arizona and New Mexico where there are generally few gas stations, convenience stores or restaurants. Each of the Company's travel centers has a unique Southwestern theme, and extensive theme-oriented billboard advertising is used to attract customers to stop and take advantage of their services.

   Most of the Company's travel centers offer food and beverages, ranging from ice cream and snack foods at some locations to full-service restaurants at others. Revenues from food sales accounted for 17%, 15% and 14%, respectively, of the Company's total revenues in fiscal 1995 and 1996 and the six months ended July 31, 1996. In addition to the Company's one free-standing Dairy Queen/Brazier restaurant, the Company's food service operations at seven of the Company's fourteen travel centers operate under the Dairy Queen/Brazier or Dairy Queen trade names.

   The Dairy Queen and Dairy  Queen/Brazier  restaurants  feature the  signature
Dairy Queen treat line of soft serve dairy products. In addition, the Dairy Queen/Brazier restaurants offer a full line of hamburger combinations as well as specialty chicken, fish and barbecue sandwiches.

   The Company's travel centers also offer brand name gasolines such as CITGO, Conoco, Chevron, Texaco and Diamond Shamrock. Revenues from gasoline sales at the Company's travel centers accounted for approximately 42% of the Company's total revenues in each of fiscal years 1995 and 1996 and approximately 45% in the six month period ended July 31, 1996. Effective October 1, 1995, the Company became an authorized distributor of CITGO Petroleum Corporation, one of the largest and fastest growing wholesalers of petroleum products in the United States. The Company has converted six of its existing locations to CITGO "superpumper" stations. The Company also intends to actively market CITGO products to other retailers in Arizona and New Mexico. See "-- Growth Strategy -- Gasoline Wholesaling."

   In addition to offering food and gasoline, each of the Company's travel center gift shops offers an extensive variety of Southwestern merchandise and collectibles. Four of the Company's travel centers operate under the Stuckey's brand name. The Stuckey's specialty stores are family oriented shops that feature the Stuckey's line of pecan confectioneries. Stuckey's is well-known among travelers as a place to shop for souvenirs, gifts and toys and travel games for children.

   The Company's billboard advertising for its travel centers emphasizes this wide range of unique Southwestern souvenirs and gifts available at the travel centers, as well as the availability of gasoline and food. Merchandise at each of the Company's stores is offered at prices that suit the budgets and tastes of a diverse traveling population. The merchandise ranges from inexpensive Southwestern gifts and souvenirs to unique hand-crafted jewelry, rugs, pottery, kachina dolls and other gifts crafted specially for Bowlin by several Native American tribes. Some stores offer special categories of collectibles, such as dolls and music boxes. Merchandise items, which are among the Company's highest margin items, accounted for approximately 30%, 31% and 28%, respectively, of the Company's total revenues in fiscal years 1995 and 1996 and the six months ended July 31, 1996.

   Outdoor Advertising Business Strategy. The Company operates over 1,700 revenue generating advertising display faces, primarily in Arizona and New Mexico and, to a lesser extent, in Colorado, Oklahoma and Texas. Approximately 94% of these display faces are traditional bulletin style and 6% are assorted poster styles. The Company's bulletin style displays are located primarily on interstate highways, while the smaller poster sizes are typically used in local settings by advertisers who prefer to change the display message regularly. The Company's outdoor advertising displays are strategically located in rural and smaller metropolitan areas throughout the Southwest, where the dispersion of population, outdoor lifestyles and leading tourist destinations have created a strong dependence on highway travel.

   The Company began its outdoor advertising operations in 1980 and has grown into a regional leader in small to medium-sized outdoor advertising markets. The Company offers its outdoor advertising customers a complete full-service source for graphic design and printing for the outdoor billboards operated by the Company. As a result, the Company is able to attract advertisers that have historically relied on other media in marketing their products and services. The Company believes it is one of the largest outdoor advertising companies in rural interstate markets in the Southwest and, in 1995, the Company was ranked by the OAAA as one of the top 40 outdoor advertising companies in the United States in terms of gross revenues.

   Most of the Company's advertising displays are travel and tourism oriented. According to the U.S. Travel Data Center in Washington, D.C., nine out of ten automobile travelers rely on billboards to locate gas, food, lodging and tourist attractions. In addition, approximately two-thirds of rural market advertisers are engaged in the travel-tourism industry and rely on billboards as their primary means of advertising to the traveling public.

GROWTH STRATEGY

   Travel Centers. The Company is committed to expanding its travel center operations through internal development as well as strategic acquisitions. The Company plans to further expand its travel center operations in popular tourist destinations, along heavily traveled interstate corridors and in smaller metropolitan areas. The Company believes that the co-branding concept that it has implemented at its travel centers has resulted in increased revenues, and the Company intends to pursue opportunities to acquire rights to additional brand name products. The Company is currently in the process of developing new full service travel centers with CITGO superpumper dispensing facilities at Benson and Picacho Peak, Arizona and near Albuquerque, New Mexico, and expects all three of these centers to be operational by the end of fiscal 1998.

   The following are the primary components of the Company's strategy for expanding its travel center operations:

   o Continuing to offer high quality brand name food and products in a clean, safe environment designed to appeal to travelers on interstate highways.

   o Continuing to increase sales at existing locations through the upgrading of facilities and the addition of products and services.

   o Pursuing complementary national food and/or merchandise brands to further implement the Company's co-branding concept.

   o  Expanding  the  Company's  travel  center   operations   through  internal
      development and strategic acquisitions in key tourist destinations, along heavily traveled interstate highways and in smaller metropolitan areas.

   Gasoline Wholesaling. Management believes that gasoline wholesaling operations represent a potentially significant additional source of revenues to the Company. The Company was granted a distributorship by CITGO, effective October 1, 1995. CITGO is among the top five petroleum producers in the United States and one of the fastest growing brand names of gasoline products in the country. Bowlin has converted several of the fuel supply facilities at its existing travel centers to CITGO superpumpers and, as a wholesaler, intends to actively market CITGO products to other retailers in New Mexico and Arizona. The Company intends to target dealerships with an annual sales volume of 600,000 to
1.2 million gallons of gasoline per year.

   In October 1995, the Company hired a Petroleum Manager to create a plan for marketing the Company's wholesale gasoline products. The Company has commenced marketing activities and anticipates sales of its CITGO gasoline products on a wholesale basis by the end of fiscal 1997. The Company believes that its
existing   operations  and  personnel  are  adequate  to  support  its  gasoline wholesaling operations for at least the next 12 to 18 months. The Company intends to enter into agreements with third party retailers upon terms customary in the wholesale gasoline industry. Such agreements generally require that retailers purchase gasoline products on an exclusive basis for a limited term, although either party may terminate such agreements upon 30 to 60 days written notice. The Company intends to offer its wholesale gasoline products at a price equal to a certain percentage over the then current price at which it purchases gasoline products from CITGO.


   The CITGO distribution agreement allows Bowlin to streamline its gasoline supply arrangements and take advantage of volume-driven pricing by consolidating purchases from CITGO. The distribution agreement is for a three-year term which expires September 30, 1998 and automatically renews for three-year terms thereafter. CITGO's ability to terminate or refuse to renew the agreement with the Company is subject to the occurrence of certain events set forth in the Petroleum Marketing Practices Act, which events currently include bankruptcy or breach of the agreement by the Company or termination by CITGO of its petroleum marketing activities in the Company's distribution area. Pursuant to the terms of the distribution agreement, the Company is required to purchase certain minimum quantities of gasoline during the term of the agreement, which includes gasoline purchased for sale at the Company's travel centers. Since the effective date of the distribution agreement, the Company's purchases of CITGO products have substantially exceeded the required minimum quantities.


   Outdoor Advertising. As in the case of its travel centers, the Company plans to increase its outdoor advertising through internal development as well as acquisition. The Company increased its inventory of billboard structures by 49 and 85, respectively, in fiscal years 1995 and 1996. Through internal development, the Company plans to add approximately 100 new billboard structures (representing up to 200 display faces) in fiscal 1997, of which 44 had been constructed at July 31, 1996. Based upon the Company's present cost to complete additional billboard structures, it anticipates that the cost to complete construction of additional billboard structures in fiscal 1997 will be approximately $365,000. The Company plans to add new billboard structures at a higher incremental rate each year after 1997 and, by 2001, the Company anticipates that it will be adding approximately 250 new billboard structures per year to its operations through internal development, subject to the availability of necessary working capital and the Company's ability to comply with applicable regulations. In addition, the Company plans to pursue strategic acquisitions of outdoor advertising assets and small to medium-sized outdoor advertising operators when appropriate.

   Consistent with its past practices, the Company intends to pursue expansion into markets that are not included in the 50 largest DMAs. The Company believes that expansion along interstate highways and in smaller metropolitan areas permits the Company to expand into areas where competition for site acquisitions is less intense, purchase prices are more favorable and government regulations are generally less onerous. Marketing efforts in these areas are focused on local and regional advertisers, thereby allowing the Company to maintain a diverse client base and limiting reliance on national accounts, including tobacco advertisers.

   The Company plans to expand its outdoor advertising operations primarily by:

   o Continuing to develop the Company's presence along interstate highways in its existing markets throughout the Southwest.

   o Increasing revenues from existing billboards by implementing programs that maximize advertising rates and occupancy levels.

   o Expanding its operations within current markets through new billboard construction.

   o Making strategic acquisitions of existing outdoor advertising assets and small to medium-sized outdoor advertising operations in the less populated areas of the United States with the objective of becoming a leader in this niche market.

BUSINESS OPERATIONS

   Travel Center Operations. The Company sells food, gasoline and merchandise through its fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant located along two interstate highways (I-10 and I-40) in Arizona and New Mexico. These are key highways for travel to numerous tourist and recreational destinations as well as arteries for regional traffic among major Southwestern cities. All of the Company's travel centers are open every day of the year.

   Each of the Company's travel centers maintains a distinct, theme-oriented atmosphere. In addition to the Southwestern merchandise it purchases from Native American tribes, the Company also imports some 650 items from Mexico, including handmade blankets, earthen pottery and wood items. Additional goods, novelties and imprinted merchandise are imported from several Pacific Rim countries. The Company has long-standing relationships with many of its vendors and suppliers.

   The Company sells food under the Dairy Queen and Dairy Queen/Brazier brand names and sells snacks and souvenir merchandise under the Stuckey's brand name. Pursuant to the terms of its agreements with Stuckey's and Dairy Queen, the Company is obligated to pay these franchisors a franchise royalty and in some instances a promotion fee, each equal to a percentage of gross sales revenues derived by the Company from products sold pursuant to such agreements, as well as comply with certain provisions governing the operation of the franchised stores.

   The Company continuously monitors and upgrades its travel center facilities to maintain a high level of comfort, quality and appearance. Improvements include new awnings and facings, new signage and enhanced lighting and furnishings. The Company is also engaged in upgrading its petroleum storage and dispensing equipment in order to increase fueling capacity and efficiency and to satisfy new federal guidelines made mandatory by December 1998. See "-- Regulation" and "RISK FACTORS -- Environmental Risks."

   Store managers at the travel centers and restaurants oversee day-to-day operations at the retail level. The travel centers are grouped by geographic location and assigned to an Area Supervisor who oversees the management of his or her assigned facilities. The Area Supervisors report directly to the Senior Vice President of Retail Operations. In addition, the Company employs a Merchandise Manager who works closely with the Senior Vice President in monitoring buying patterns and habits of the customers visiting the various locations. The Company has an extensive standardized training program for both its retail and food service employees. The training program focuses on product knowledge and customer service.

   The Company is currently implementing a central warehouse operation in Las Cruces, New Mexico, with approximately 27,000 square feet of useable space. The new warehouse facility will allow the Company to increase volume purchases and the related discounts, reduce transportation costs and improve inventory turnover and control. In addition, improved data systems will enable the Company to more effectively monitor and respond to the inventory demands of its travel centers.

    Outdoor Advertising Operations. The outdoor advertising operations of the Company include leasing of sites, construction of display structures, sales of advertising space and production and design of display faces. The Company's leasing department has the responsibility for coordinating land leases with owners for the right to construct and maintain billboard structures on the landowner's property. In addition, the leasing department also monitors the Company's compliance with all government regulations regarding lease rights, construction and sales of outdoor structures. The Company's construction division erects billboard structures on any sites acquired by the Company without a pre-existing structure, with the goal of maximizing the amount of leasable area on a particular site.

   The Company's sales department, through its local account representatives, sells advertising space to the Company's clients from its inventory of over 1,700 display faces. The account representatives work with the Company's clients, their advertising agencies and the Company's production department to provide clients with high quality design and artwork for their billboards. Although the Company's consistent expansion of its outdoor advertising inventory results in an advertising occupancy rate of less than 100%, the Company generally has approximately 75% of its inventory under advertising agreements at any time.

   The Company's production staff performs a full range of activities required to create and install outdoor advertising. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the design displays. Billboards have historically been composed of several painted plywood sheets, but recently vinyl facing has begun to replace plywood in national or regional campaigns using substantially identical advertisements or requiring high graphics resolution. The increased use of vinyl and pre-printed advertising copy furnished to the Company by the advertiser or its agency results in less labor-intensive production work. The Company believes that this trend may reduce future operating expenses associated with the Company's production activities.

   The Company's advertising customers consist largely of local and regional advertisers, resulting in a diverse client base and limiting reliance on national advertising clients. Unlike many of its competitors, the Company does not rely to a significant extent upon tobacco advertisers, which are subject to increasing regulation. The following table sets forth the categories of industries from which the Company derived its outdoor advertising net revenues for the six months ended July 31, 1996 and the respective percentages of such net revenues. The top three business categories accounted for approximately 71% of the Company's total outdoor advertising net revenues and 9% of the Company's total revenues in the six months ended July 31, 1996. No single advertiser accounted for more than 2.2% of the Company's total outdoor advertising net revenues in such period.


                                PERCENTAGE OF NET
                        ADVERTISING REVENUES BY CATEGORY

          Hotels and Motels ........................       28.3%
          Restaurants ..............................       23.5
          Retail/Consumer Products .................       19.2
          Travel & Entertainment ...................        9.4
          Government ...............................        3.7
          Automotive ...............................        2.7
          Services .................................        2.3
          Alcohol ..................................        1.7
          Tobacco ..................................          *
          Other ....................................        9.2
                                                           ----
               TOTAL ...............................       100.0%
                                                           ====


----------
*Less than 1%


COMPETITION

   Travel Services Competition. The Company faces competition at its travel centers from quick- service and full-service restaurants, convenience stores, gift shops and, to some extent, from truck stops located along interstate highways in Arizona and New Mexico. Some of the travel centers that the

Company competes with are operated by large petroleum companies, while many others are small independently owned operations that do not offer brand name food service or gasoline. Giant Industries, Inc., a refiner and marketer of petroleum products, operates two travel centers, one in Arizona and one in New Mexico, which are high volume diesel fueling and large truck repair facilities that also include small shopping malls, full-service restaurants, convenience stores, fast food restaurants and gift shops. The Company's principal competition from truck stops includes Love's Country Stores, Inc., Petro Corporation and Flying J. Many convenience stores are operated by large, national chains which are substantially larger, better capitalized and have greater name recognition and access to greater resources than the Company.

   Outdoor Advertising Competition. The Company competes in all of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, newspaper and direct mail marketers. The Company has little competition in its rural markets from other outdoor advertisers, but encounters direct competition in its smaller metropolitan markets from larger outdoor media companies, including 3M Media (a division of Minnesota Mining and Manufacturing Company), WhiteCo Outdoor Advertising and Donrey Outdoor Advertising, each of which have large national networks and greater resources than the Company. The Company believes that by concentrating on interstate and tourist oriented advertising in markets other than the largest 50 DMAs it will be able to compete more effectively. As the Company expands geographically, however, it may encounter increased competition from other outdoor advertising firms, some of whom are substantially larger and have greater name recognition and access to substantially greater resources than the Company. See "RISK FACTORS -- Competition."

EMPLOYEES

   As of July 31, 1996, the Company had approximately 188 full-time and 117 part-time employees, 64 of which were located in Arizona and 241 of which were located in New Mexico. As of July 31, 1996, 127 of the Company's employees were employed in store/retail sales, 100 employees were employed in the Company's restaurant operations, 32 employees were employed in the Company's outdoor advertising operations, 9 employees performed certain warehousing and distribution services for the Company and 37 employees provided managerial and administrative services to the Company. None of the Company's employees are covered by a collective bargaining agreement and the Company believes its relations with its employees are good.

REGULATION

   Travel Centers. Each of the Company's food service operations is subject to licensing and regulation by a number of governmental authorities relating to health, safety, cleanliness and food handling. The Company's food service operations are also subject to federal and state laws governing such matters as working conditions, overtime and tip credits and minimum wages. The Company believes that its operations at its fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant comply in all material respects with applicable licensing and regulatory requirements; however, future changes in existing regulations or the adoption of additional regulations could result in material increases in the Company's costs. See "RISK FACTORS -- Potential Adverse Effects of Government Regulation of Travel Centers."

   Historically, the Company has incurred ongoing costs to comply with federal, state and local environmental laws and regulations, primarily relating to underground storage tanks ("USTs"). These costs include assessment, compliance and remediation costs, as well as certain ongoing capital expenditures relating to the Company's gasoline dispensing operations. Under recently enacted federal regulations, the Company is obligated to upgrade or replace all non-complying USTs it owns or operates to meet corrosion protection and overfill/spill containment standards by December 22, 1998. In response to such programs, the Company has adopted a policy of replacing its USTs with above-ground storage tanks to minimize the costs associated with leak detection and compliance with other regulatory programs. Such tanks have been installed at all but three of the Company's travel centers, and the Company intends to complete the installation of above-ground storage tanks at all of its existing travel centers by the end of fiscal 1997.

   The Company incurred $191,000 in capital expenditures in fiscal 1996, and estimates that it will be required to make additional capital expenditures of approximately $325,000 in the aggregate by December 1998 to comply with current federal and state UST regulations. The Company's estimates of costs to be incurred for environmental assessment and remediation and for other regulatory compliance are based on present and estimated future remediation costs and results at UST sites. As certain of these factors and assumptions could change due to modifications of regulatory requirements at either federal, state or local levels, detection of unanticipated environmental conditions, or other unexpected circumstances, the actual costs incurred may vary significantly from these estimates noted above and may vary significantly from year to year. See "RISK FACTORS -- Environmental Risks."

   The Company's travel center operations are also subject to extensive laws and regulations governing the sale of alcohol and tobacco, and fireworks in its New Mexico travel centers. Such regulations include certain mandatory licensing procedures and ongoing compliance measures, as well as special sales tax measures. These regulations are subject to change and future modifications may result in decreased revenues or profit margins at the Company's travel centers as a result of such changes. In June and July of 1996, the State of New Mexico issued a temporary ban on the sale of fireworks because of the extreme fire hazard caused by drought conditions in that state. As a result of the ban, the Company's revenues at its travel centers from the sale of fireworks decreased by approximately $140,000 during the six months ended July 31, 1996, as compared to the same period of the prior fiscal year. Ancillary sales of merchandise and food also declined by 8.8% and 11.7%, respectively, during the six months ended July 31, 1996, as compared to the same period of the prior fiscal year. Although such a ban was unprecedented, similar bans could be imposed in the future.

   Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act of 1965, as amended (the "Beautification Act"), encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to regulate billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Beautification Act, including the prohibition on the construction of new billboards adjacent to federally- aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

   The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

   In recent years, there have been movements to restrict billboard advertising of tobacco products. No bills have become law at the federal level except those requiring health hazard warnings similar to those on cigarette packages and print advertisements. It is uncertain whether additional legislation of this type will be enacted on the national or on a local level in any of the Company's markets. Revenues from tobacco advertisers accounted for less than 1% of the Company's total advertising revenues in fiscal 1996.

   Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. To date, amortization and other regulations in the Company's markets have not materially adversely affected its operations. See "RISK FACTORS -- Potential Adverse Effects of Government Regulation of Outdoor Advertising."

TRADEMARKS

   The Company operates its travel centers under a number of its own trademarks, as well as certain trademarks owned by third parties and licensed to the Company, such as the Dairy Queen, Dairy Queen/Brazier, Stuckey's and CITGO trademarks. The Company believes that its trademark rights will not materially limit competition with its travel centers. The Company also believes that none of the trademarks it owns is material to the Company's overall business; however, the loss of one or more of the Company's licensed trademarks could have an adverse effect on the Company.

LITIGATION

   The Company from time to time is involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. The Company is also involved in routine administrative and judicial proceedings regarding billboard permits, fees and compensation for condemnations. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

INSURANCE

   The Company has comprehensive general liability insurance with a general aggregate limit of $5,000,000 per occurrence and $5,000,000 annual aggregate limit per location, including $2,000,000 aggregate coverage for liquor liability and $1,000,000 personal and advertising injury liability limit. To date, the Company has not had any material claims against its liability insurance.

                                  PROPERTIES

   As of July 31, 1996, the Company operated fourteen travel centers and one free-standing Dairy Queen restaurant. The Company owns the real estate and improvements at which five of its travel centers and its one free-standing Dairy Queen/Brazier restaurant are located, as well as real estate and improvements at three additional locations, two of which the Company is currently developing into travel centers and one of which is leased to a third party restaurant operator. The property at which three of the travel centers owned by the Company are operated are subject to mortgages. Such mortgages expire at various dates from June 1999 to January 2006 and accrue interest at rates between 8.5% and 9.25% per annum. Nine of the Company's existing travel centers and one of its travel centers under development are located on real estate that the Company leases from various third parties. These leases have terms ranging from five to forty years, assuming exercise by the Company of all renewal options available under certain leases.

   The Company operated over 1,600 revenue generating outdoor display faces throughout the Southwest, as of July 31, 1996. The Company typically owns the billboard and related assets and enters into operating leases with the owners of the real property upon which the billboards are located. These leases typically have a term of 1 to 5 years and provide for minimum annual rents. As of July 31, 1996, the Company also owned and operated 52 and 275 non-revenue generating display faces in Arizona and New Mexico, respectively, which are exclusively dedicated to the advertisement of its fourteen travel centers and one free-standing Dairy Queen/Brazier restaurant. Listed below are the locations of the Company's inventory of revenue generating display faces as of July 31, 1996.

                                                   30-Sheet   8-Sheet
                                       Billboards   Posters    Posters    Total
                                       ----------  --------   --------    -----

          Arizona ....................     112        --         --         112

          Colorado ...................      12        --         --          12
          New Mexico .................   1,339        42         64       1,445
          Oklahoma ...................       4        --         --           4
          Texas ......................      80        --         --          80
                                         -----        --         --       -----
               TOTAL .................   1,547        42         64       1,653
                                         =====        ==         ==       =====


   The Company's principal executive offices occupy approximately 10,000 square feet of space owned by the Company in Albuquerque, New Mexico. The Company's principal office space is subject to a mortgage which matures on January 29, 2000 and the principal balance of which accrues interest at a rate of prime plus 0.5% per annum (8.75% at July 31, 1996.) In addition, the Company owns outdoor advertising production plant and warehouse facilities consisting of approximately 10,000 square feet in Albuquerque, New Mexico and a central warehouse and distribution facility occupying 27,000 square feet in Las Cruces, New Mexico. The Las Cruces property is subject to two mortgages which mature on October 4, 2000 and May 13, 2003 and each accrues interest on the unpaid principal balance thereof at a rate of 10% per annum. The Company believes that its headquarters and warehouse facilities are adequate for its operations for the foreseeable future.

   The Company owns general and limited partnership interests in two New Mexico limited partnerships, and owns and operates a pecan orchard. One of the partnerships owns and operates an apartment building in Las Cruces, New Mexico, and the second partnership owns an unencumbered parcel of undeveloped land located outside of Las Cruces, New Mexico held primarily for investment purposes. The apartment building is subject to a 35-year mortgage which matures in 2031,in an outstanding principal amount of approximately $1.1 million, and accrues interest at a rate of 8.125% per annum. None of these investments has had a material effect on the Company's business or results of operations and the Company's management does not expect them to have such effect in the future. Until recently, the Company also owned a majority of the voting stock of Dragoon Water Company, an Arizona corporation ("Dragoon"). The voting stock of Dragoon was purchased by the Company in order to ensure the provision of water utilities to one of the Company's largest travel centers. The Company sold its shares of stock in Dragoon as of October 1, 1996 pursuant to an agreement which ensures the continued provision of necessary water utilities following the sale. Neither the sale nor the operation of Dragoon were material to the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   Information concerning the Company's current Directors and executive officers and persons nominated to become Directors upon the closing of the Offering is set forth below. A summary of the background and experience of each of these individuals is set forth after the table.


           Name           Age                        Position
------------------------  ---  -------------------------------------------------
Michael L. Bowlin(1)(2)   54   Chairman of the Board, President and Chief
                                Executive Officer
C. Christopher Bess  .... 50   Executive Vice President, Chief Operating Officer
                                and Director
William J. McCabe ....... 46   Senior Vice President -- Advertising Services and
                               Secretary
Anita J. Vachon ......... 47   Senior Vice President -- Retail Operations
Nina J. Pratz ........... 44   Chief Administrative Officer, Treasurer and
                                Director
Michael E. Rising ....... 34   Vice President and Chief Financial Officer
Robert L. Beckett(1).  .. 71   Director
Harold Van Tongeren(2).   73   Director
Brian McCarty(2). ....... 60   Director -- Nominee
James A. Clark(1) ....... 66   Director -- Nominee


----------

(1) Member of Audit Committee

(2) Member of Compensation Committee

   Michael L. Bowlin. Mr. Bowlin has served as Chairman of the Board and Chief Executive Officer of Bowlin since 1991 and as President since 1983. Mr. Bowlin has been employed by Bowlin since 1968. Mr. Bowlin's father, Claude M. Bowlin, Sr., founded the business in 1912. Michael L. Bowlin currently is Chairman of the Board for the OAAA and serves on the Board for the American Council of Highway Advertisers. Mr. Bowlin also serves as President and a member of the Board of Directors of Stuckey's Incorporated, a restaurant and specialty store franchisor (including specialty stores located at four of the Company's travel centers); however, substantially all of Mr. Bowlin's professional time is devoted to his duties at the Company. Mr. Bowlin holds a Bachelor's degree in Business Administration from Arizona State University.

   C. Christopher Bess. Mr. Bess has served as the Company's Executive Vice President and Chief Operating Officer since 1983. Mr. Bess has served as a member of the Company's Board of Directors since 1974. During his 24 years with the Company, Mr. Bess has also served in such capacities as internal auditor, Merchandiser for Retail Operations, Retail Operations Manager and as Development Manager. Mr. Bess is a certified public accountant and holds a Bachelor's degree in Business Administration from the University of New Mexico.

   William J. McCabe. Mr. McCabe has served as the Company's Senior Vice President -- Advertising Services since 1993 and as Secretary since 1996. Mr. McCabe served as a member of the Board of Directors from 1983 until August, 1996. Prior to 1993, Mr. McCabe served as Vice President of Outdoor Operations from 1988 and as Vice President of Accounting from 1984 to 1987. Mr. McCabe has been employed by Bowlin since 1976 in such additional capacities as a Staff Accountant and Controller. Mr. McCabe holds a Bachelor's degree in Business Administration from New Mexico State University.

   Anita J. Vachon. Ms. Vachon has served as the Company's Senior Vice President -- Retail Operations since 1993 and was a member of the Board of Directors from 1991 until August, 1996. Since 1982, Ms. Vachon has been employed by the Company in such positions as staff accountant, Purchasing Department Manager and Vice President of Merchandising. Ms. Vachon holds an Associate's degree in Accounting.

   Nina J. Pratz. Ms. Pratz has served as the Company's Treasurer since 1977 and as Chief Administrative Officer since 1988. In addition, Ms. Pratz has served as a member of the Company's Board of

Directors since 1976. She has been employed by the Company for over 20 years. Ms. Pratz holds a Bachelor's degree in Business Administration from New Mexico State University.

   Michael E. Rising. Mr. Rising has served as Vice President and Chief Financial Officer since May 1996. Mr. Rising first joined Bowlin in July 1995 as the Corporate Controller and served as a member of the Board of Directors from April 1996 until August 1996. From 1993 to 1995, Mr. Rising was the Controller for Sunrise Healthcare Corporation, a $750 million long-term care division of Sun Healthcare Group, Inc., a publicly traded company on the New York Stock Exchange. From 1991 to 1993, Mr. Rising attended the University of Texas at Arlington. Mr. Rising was employed by Arthur Andersen LLP as an Audit Manager from 1985 to 1991 and from 1992 to 1993. Mr. Rising is a certified public accountant and holds a Bachelor's degree in Business Administration from Southern Methodist University.

   Harold Van Tongeren. Mr. Van Tongeren has served as a member of the Board of Directors of Bowlin since 1988. Mr. Van Tongeren has also served as Chairman of the Board of Directors and President of Herk and Associates, a representative of domestic gift and jewelry wholesalers, since 1952. In addition, Mr. Van Tongeren serves as a key contact to the Company regarding potential acquisition opportunities in the travel and tourism industry. Mr. Van Tongeren attended Hope College and Dennison University, and served as a First Sergeant in the United States Marine Corps for four years.

   Robert L. Beckett. Mr. Beckett has served as a member of the Board of Directors of Bowlin since 1974. Mr. Beckett has also been President and a Director of The Cooper Agency, Inc., a consumer loan company, since 1964. In addition to serving as a Director and executive officer of various private entities, Mr. Beckett formerly served as Mayor of the City of Deming, New Mexico.

   Brian McCarty. Mr. McCarty will become a Director upon the closing of the Offering. Mr. McCarty has served since 1994 as Chairman of the Board and Chief Executive Officer of Business Location Research, a company specializing in the design and development of advanced geographic information systems. From 1990 to 1993, Mr. McCarty served as President and Chief Executive Officer of Naegele Outdoor Advertising ("Naegele"). Prior to his employment at Naegele, Mr. McCarty served as President of Ackerley Communications, a publicly traded company engaged in the operation of outdoor advertising, radio and television broadcasting properties. Mr. McCarty holds a Bachelor's degree in Marketing from Lewis University.

   James A. Clark. Mr. Clark will become a Director of the Company upon the closing of the Offering. Mr. Clark is currently retired from full-time employment. Mr. Clark served as President and Chief Executive Officer of First Interstate Bank of Albuquerque from 1985 to 1991. Prior to 1991, Mr. Clark served in several capacities at various banking and financial services entities for over 25 years. Mr. Clark holds a Certificate of Graduation from the Stonier Graduate School of Banking at Rutgers University.

   Messrs. Bowlin and Bess currently have employment agreements with the Company, and the remaining executive officers serve at the pleasure of the Board of Directors. See "EXECUTIVE COMPENSATION -- Employment Contracts." There are no family relationships among the Directors and executive officers.

   Upon the closing of the Offering, the Board of Directors will consist of seven members classified into three classes with each class holding office for a three-year period. The terms of Mr. Van Tongeren and Ms. Pratz will expire in 1997; the terms of Messrs. Bess and Clark will expire in 1998; and the terms of Messrs. Beckett, McCarty and Bowlin will expire in 1999.

   The Company's Articles of Incorporation and By-laws limit the liability of Directors under certain circumstances. See "EXECUTIVE COMPENSATION -- Indemnification and Limitation of Liability" and "DESCRIPTION OF SECURITIES -- Certain Charter and By-law Provisions."

COMMITTEES OF THE BOARD OF DIRECTORS

   Upon the closing of the Offering, the Company will have a Compensation Committee of the Board of Directors that will consist of Messrs. Bowlin, McCarty and Van Tongeren. The Compensation Committee makes recommendations to the Board of Directors regarding option grants under the Company's 1996 Stock Option Plan and addresses matters relating to executive compensation.

   Upon the closing of the Offering, the Company will have an Audit Committee of the Board of Directors that will consist of Messrs. Bowlin, Clark and Beckett. The Audit Committee is responsible for reviewing and making recommendations regarding the employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies.

                            EXECUTIVE COMPENSATION

   The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's other most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during the fiscal year ended January 31, 1996.

                          SUMMARY COMPENSATION TABLE


                                              Annual Compensation
                                  --------------------------------------------
Name And                                                         Other Annual
Principal Position                Salary(1)($)    Bonus(2)($)   Compensation($)
-------------------               ------------    ----------    --------------
Michael L. Bowlin .............   78,000(3)       150,050         14,452(4)(5)
   Chairman of the Board,
     President and
     Chief Executive Officer

C. Christopher Bess ...........   78,000(3)       150,375          7,998(4)(6)
   Executive Vice President and
     Chief Operating Officer

Anita J. Vachon ...............   43,250           75,075          4,731(7)
   Senior Vice President -- Retail
     Operations

----------
(1) Includes amounts deferred at the election of each officer to be contributed to his or her respective 401(k) Profit Sharing Plan account.
(2) The Company decided not to pay discretionary cash bonuses in fiscal 1997 and to grant stock options to its executive officers in lieu thereof. On September 27, 1996, Messrs. Bowlin and Bess and Ms. Vachon were each granted options to purchase 50,000, 40,000 and 30,000 shares of Common Stock, respectively, under the 1996 Stock Option Plan.
(3) On September 27, 1996, the Company entered into employment agreements with Messrs. Bowlin and Bess which provide for annual base salaries of $195,000 and $145,000, respectively, effective as of February 1, 1997. See "-- Employment Contracts."
(4) See the discussion under the caption "-- Employment Contracts" regarding certain other compensation the named officer may be entitled to upon certain specified events, including a change in control of the Company.
(5) Includes (i) $5,487 of the Company's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account, (ii) $7,723 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner and (iii) $1,242 for Mr. Bowlin's use of a vehicle owned by the Company.
(6) Includes $5,582 of the Company's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account and $2,416 for premiums on auto and disability insurance policies of which Mr. Bess is the owner.
(7) Includes $4,497 of the Company's discretionary matching contributions allocated to Ms. Vachon's 401(k) Profit Sharing Plan account and $234 for premiums on a disability policy of which Ms. Vachon is the owner.

COMPENSATION OF DIRECTORS


   Directors who are not employees of the Company are entitled to receive $1,000 per each meeting of the Board of Directors, or any committee thereof, attended plus reimbursement of reasonable expenses. Non-employee Directors also receive an option to purchase 6,000 shares of Common Stock upon their election to the Board of Directors and an annual grant of 2,000 shares of Common Stock during each year of service, all under the Company's 1996 Stock Option Plan. Directors who are employees of the Company do not receive any additional compensation for such services.

INDEMNIFICATION AND LIMITATION OF LIABILITY

   The Company's Articles of Incorporation and By-laws require the Company to indemnify each of its officers and Directors against liabilities and reasonable expenses incurred in any action or proceeding, including stockholders' derivative actions, by reason of such person being or having been an officer or Director of the Company, or of any other corporation for which he or she serves as such at the request of the Company, to the fullest extent permitted by Nevada law. Pursuant to Nevada law, the Company has adopted provisions in its Articles of Incorporation and By-laws that eliminate the personal liability of its Directors and officers to the Company or its stockholders for monetary damages incurred as a result of the breach of their duty of care. These provisions neither limit the availability of equitable remedies nor eliminate Directors' or officers' liability for engaging in intentional misconduct or fraud, knowingly violating a law or unlawfully paying a distribution.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EMPLOYMENT CONTRACTS

   On August 23, 1996, the Board of Directors approved employment agreements with Michael L. Bowlin for services as Chairman of the Board, President and Chief Executive Officer and with C. Christopher Bess for services as Executive Vice President and Chief Operating Officer (Messrs. Bowlin and Bess are sometimes collectively referred to herein as the "Employee"). These agreements provide for base annual salaries, effective as of February 1, 1997, for Messrs. Bowlin and Bess of $195,000 and $145,000, respectively, subject to annual increases at the discretion of the Board of Directors, but at least equal to the corresponding increase in the Consumer Price Index. In addition, the Employee is entitled to receive bonuses at the discretion of the Board of Directors in accordance with the Company's bonus plans in effect from time to time. Each of the agreements has a perpetual five-year term, such that on any given date, each agreement has a five-year remaining term. The agreements may not be unilaterally terminated by the Company, except for "Cause," which includes (i) conviction of a felony that substantially impairs the Employee's ability to perform his duties to the Company or (ii) willful failure to diligently cure a specified deficiency in the Employee's performance for 30 days.

   Each of the agreements provides that if the Employee is terminated by the Company other than for Cause or disability, or by the Employee for good reason (as defined in the agreements), which includes certain changes in the Employee's duties following a change in control of the Company, the Company shall pay to the Employee (i) his salary through the termination date plus any accrued but unpaid bonuses and (ii) a payment equal to the sum of five years of the Employee's annual salary and an amount equal to all bonuses paid to the Employee in the five years immediately preceding termination, which the Company has the option to pay over five years. In addition, the Company must maintain until the first to occur of (i) the Employee's attainment of substitute employment or (ii) five years from the date of termination, the Employee's benefits under the Company's benefit plans to which the Employee and his eligible beneficiaries were entitled immediately prior to the date of termination. If the Employee requests, the Company must also assign to the Employee any assignable insurance policy on the life of the Employee owned by the Company at the end of the period of coverage. In addition, all options or warrants to purchase Common Stock held by the Employee on the date of termination become exercisable on the date of termination, regardless of any vesting provisions, and remain exercisable for the longer of one year from the date of termination or the then remaining unexpired term of such warrants or options. If the Employee is terminated for Cause or if the Employee terminates his employment other than for good reason (as defined in the agreement), the Company's only obligation is to pay the Employee his base salary and accrued vacation pay through the date of termination.

   If the Employee is incapacitated due to physical or mental illness during the term of his employment, the agreements provide that the Company shall pay to the Employee a lump sum equal to two years of the Employee's base compensation and all bonuses paid to the Employee in the two years preceding the date of termination due to illness. If the Employee dies during his employment, his salary through the date of his death, any accrued but unpaid bonuses and any benefits payable pursuant to the Company's survivor's benefits insurance and other applicable programs and plans then in effect are payable to his estate.

   If the Employee's employment is terminated, the Company has agreed to indemnify the Employee for claims and expenses associated with certain personal guarantees, if any, made by the Employee. The Company also has agreed to use its best efforts to secure the release of such personal guarantees following the Offering. In addition, the Company has agreed to indemnify the Employee against all costs incurred in enforcing his rights under the agreement following a change in control of the Company. See "CERTAIN TRANSACTIONS."

PROFIT-SHARING 401(K) PLAN

   Under the Company's 401(k) plan, effective July 1, 1990, as amended (the "401(k) Plan"), eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) Plan contributions are placed in a trust fund and invested by the 401(k) Plan's trustee. It is the Company's policy that all of the 401(k) Plan funds be invested in a single fund that is identified by the Plan's trustee or administrator. The 401(k) Plan permits the Company to make discretionary matching contributions in an amount to be determined on an annual basis by the Company's Board of Directors. Amounts contributed to participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement or termination of employment.

1996 STOCK OPTION PLAN

   The Company's 1996 Stock Option Plan (the "1996 Plan") authorizes the Board to grant options to Directors and employees of the Company to purchase in the aggregate an amount of shares of Common Stock equal to 10% of the shares of Common Stock issued and outstanding from time to time. Directors, officers and other employees of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options under the 1996 Plan. Options may be nonqualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the 1996 Plan are not transferable and expire ten years after the date of grant. The per share exercise price of an incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant and no options granted under the 1996 Plan may have an exercise price per share less than the initial public offering price. Incentive stock options granted to persons who have voting control over 10% or more of the Company's capital stock are granted at 110% of the fair market value of the underlying shares on the date of grant and expire five years after the date of grant. No option may be granted after August 23, 2006.

   The 1996 Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Generally, such options may be exercised after a period of time specified by the Board of Directors at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the 1996 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. On September 27, 1996, the Board of Directors granted options to purchase an aggregate of 338,000 shares of Common Stock to 62 employees and officers, including options to purchase 120,000 shares which were granted to its Named Executive Officers. See "EXECUTIVE

COMPENSATION -- Summary Compensation Table." On September 27, 1996, the Board of Directors also approved the grant of options to purchase 6,000 shares to each of its four non-employee Directors and Director-Nominees, effective as of the closing date of the Offering. All of the options granted or approved have an exercise price per share equal to the initial public offering price and provide for a three-year vesting period.

                             CERTAIN TRANSACTIONS

   Michael L. Bowlin is the President and Chairman of the Board of, and a 25% stockholder in, Stuckey's Corporation ("Stuckey's"), a franchisor of restaurants and specialty stores, including specialty stores located at four of the Company's travel centers. In each of fiscal years 1995 and 1996, aggregate franchise and other related fees paid by the Company to Stuckey's equalled approximately $36,600.

   Michael L. Bowlin and C. Christopher Bess each have perpetual five-year employment agreements with the Company that provide for an annual base salary of $195,000 and $145,000, respectively, during their terms of employment, as well as certain rights to indemnification. See "EXECUTIVE COMPENSATION -- Employment Contracts."

   Approximately $5.0 million of the proceeds to be received by the Company from the Offering will be used to repay indebtedness to various lenders, most of which indebtedness has been personally guaranteed by Michael L. Bowlin.

   On August 23, 1996, the Company obtained a term loan from a commercial bank with an aggregate principal amount of approximately $535,000 that was used to prepay promissory notes payable to certain officers and Directors of the Company and their respective affiliates. This loan matures on February 28, 1997 and accrues interest at a rate of prime plus 1% per annum (9.25% at July 31, 1996).

   Since February 1, 1994, C. Christopher Bess made seven loans to the Company in an aggregate principal amount of $261,000. Each of these loans was evidenced by a promissory note made payable by the Company to Mr. Bess, which accrues interest on the unpaid principal amounts at a rate of 10% per annum, and matured or matures at various dates from April 1996 until October 2005. One of such notes is also secured by a real estate mortgage. All of the proceeds from such loans were used by the Company for working capital or the acquisition of assets in the ordinary course of business. As of the date of this Prospectus, all of such loans, together with accrued interest, have been repaid in their entirety.

   Since February 1, 1994, Michael L. Bowlin made three loans to the Company in an aggregate principal amount of $180,000. Each of these loans was evidenced by a promissory note made payable by the Company to Mr. Bowlin, which accrues interest at a rate of 10% per annum, and matured or matures at various dates from January 1996 until January 1998. All of the proceeds of these loans were used for general working capital purposes of the Company. As of the date of this Prospectus, all of such loans, together with accrued interest, have been repaid in their entirety.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of November 15, 1996, the number and percentage of outstanding shares of Common Stock owned by (i) each Director and Director-Nominee of the Company; (ii) the Named Executive Officers of the Company; (iii) all Directors and executive officers of the Company as a group; and (iv) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                       Shares Beneficially   Shares Beneficially
                                             Owned               Owned
                                      Prior to Offering(1)   After Offering(1)
Name And Address Of                   --------------------- --------------------
Beneficial Owner(4)                     Number    Percent  Number(2)  Percent(3)
------------------------------------ ----------  -------- ----------- ----------

Michael L. Bowlin(5) ................ 1,801,729   54.8%     1,801,729   38.1%
C. Christopher Bess(6) ..............   562,315   17.1        562,315   11.9
Anita J. Vachon .....................    42,200    1.3         42,200      *
Nina J. Pratz .......................   122,802    3.7        122,802    2.6
Robert L. Beckett ...................   123,646    3.8        123,646    2.6
Harold Van Tongeren(7) ..............    44,099    1.3         44,099      *
Brian McCarty .......................        --     --             --     --
James A. Clark ......................        --     --             --     --
Monica A. Bowlin(8) ................  1,801,729   54.8      1,801,729   38.1
Valkyrie L. Bowlin ..................   171,332    5.2        171,332    3.6
Kimberly M. Bowlin ..................   171,332    5.2        171,332    3.6
Emily M. Bowlin .....................   171,332    5.2        171,332    3.6
Evelyn H. McClure ...................   422,211   12.9        422,211    8.9
All directors, director-nominees and
 executive officers as a group
 (10 persons)(3)(5)(6)(7)(8)  ....... 2,781,512   84.7%     2,781,512   58.7%

----------
*Less than 1%

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated or under applicable laws. In accordance with the rules of the Commission, each stockholder is deemed to beneficially own any shares subject to stock options which are currently exercisable or which will become exercisable or convertible within 60 days after November 15, 1996. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership. The number and percentage of outstanding shares owned after the Offering assumes none of the listed stockholders will purchase additional shares in this Offering.
(2) Number of shares outstanding after the Offering includes the 1,450,000 shares of Common Stock that are being offered by the Company hereby but excludes (i) 217,500 shares which are subject to the Over-Allotment Option,
     (ii) 123,250  shares which are subject to the  Representative's  Option and
     (iii) 362,000 shares reserved for issuance upon the exercise of options granted or approved for issuance by the Company upon completion of the Offering under the Company's 1996 Stock Option Plan. See "EXECUTIVE COMPENSATION -- 1996 Stock Option Plan."
(3) Assumes no exercise of the Over-Allotment Option or the Representative's Option. The issuance of any such shares would proportionately decrease the respective percentages set forth.
(4) All of these holders have an address at c/o the Company, 150 Louisiana N.E., Albuquerque, NM 87108.
(5) Includes 445,843 shares held by Mr. Bowlin's wife and 171,332 shares held by each of three daughters. Mr. Bowlin disclaims beneficial ownership of an aggregate of 342,664 of such shares, which are held by two of his daughters.
(6) Includes 73,006 shares held by Mr. Bess' wife and 19,623 shares held by Mr. Bess' minor daughter.
(7) All of such 44,099 shares are held by Mr. Van Tongeren jointly with his wife.
(8) Includes 841,890 shares held by Mrs. Bowlin's husband and 171,332 shares held by each of three daughters. Mrs. Bowlin disclaims beneficial ownership of an aggregate of 342,664 of such shares, which are held by two of her daughters.

                          DESCRIPTION OF SECURITIES

COMMON STOCK

   Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. As of November 15, 1996, there were 3,284,848 shares of Common Stock outstanding, held by 19 record holders. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation, dissolution, or winding up are entitled to receive all assets available for distribution to the stockholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be upon completion of the Offering, fully paid and nonassessable.

PREFERRED STOCK

   The Board of Directors, without any vote or action of the stockholders, has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, conversion and voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company. Further, the issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any shares of Preferred Stock.

REPRESENTATIVE'S OPTION; REGISTRATION RIGHTS

   Concurrently with the closing of the Offering, the Company will issue a five-year non-redeemable option (the "Representative's Option") to purchase up to 123,250 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price of the Common Stock. The Representative's Option is to be issued to HD Brous & Co., Inc. (the "Representative") individually and not in its capacity as the Representative. The Representative's Option may be exercised, in part or whole, at any time beginning one year from the effective date (the "Effective Date") of the Registration Statement of which this Prospectus forms a part. The Representative's Option terminates five years from the date of issuance, and may not be transferred, sold, assigned or hypothecated for one year from the Effective Date, subject to certain limited exceptions. Any exercise of the Representative's Option by the Representative may result in dilution of the interests in the Company of then present stockholders, hinder efforts by the Company to arrange future financings on behalf of the Company and have an adverse effect on the market price of the Company's Common Stock. The Representative's Option provides for certain demand and "piggyback" registration rights with respect to the securities issuable thereunder. See "UNDERWRITING."

CERTAIN CHARTER AND BY-LAW PROVISIONS


   The Company's Articles of Incorporation and By-laws contain a number of provisions relating to corporate governance and the rights of stockholders. These provisions: (i) establish a classified Board of Directors; (ii) permit the removal of Directors only for cause and only by vote of stockholders owning two-thirds of the voting power of the Company; (iii) impose conditions on the ability of stockholders to nominate persons for the position of Director; (iv) prohibit stockholders from calling special meetings; and (v) require the consent of the Board of Directors or the "disinterested" members thereof and/or the affirmative vote of two-thirds of the Company's voting stock, excluding stock owned by interested stockholders, to effect certain business combinations with interested stockholders. An interested stockholder for purposes of this provision means a person who, together with affiliates or associates, beneficially owns, or beneficially owned within the preceding two-year period, 10% or more of the Company's combined voting power. For purposes of these provisions, at November 15, 1996, four of the Company's stockholders were deemed to be interested stockholders. The provisions included in the Company's Articles of Incorporation and certain provisions in the By-laws may not be amended or repealed without the affirmative vote of two-thirds of the Company's voting stock, excluding, with respect to the business combination provision, stock owned by interested stockholders. See "EXECUTIVE COMPENSATION" for a discussion of certain indemnification provisions included in the Articles of Incorporation and By-laws.


   The Company believes that these provisions promote the stability and continuity of the Board of Directors of the Company and assure that stockholders will receive adequate notice of and an opportunity to consider actions by stockholders that could materially affect the Company. However, these provisions could have the effect of deterring unsolicited takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

TRANSFER AGENT

   The Transfer Agent for the Common Stock is Norwest Bank Minnesota, N.A., 161 North Concord Exchange Street, P.O. Box 738, South Saint Paul, Minnesota 55075-0738.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters") for whom HD Brous & Co., Inc. is acting as Representative, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                      Number Of
Underwriter                                                            Shares
-----------                                                         -----------
HD Brous & Co., Inc. ...............................................

                                                                    -----------
     Total ......................................................... 1,450,000
                                                                    ===========

   The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and the Company's independent certified public accountants. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased (exclusive of the shares of Common Stock subject to the Over-Allotment Option described below).

   The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and selected dealers may reallow, a
discount not in excess of $            per share to certain brokers and dealers.
After the initial public offering of the shares, the public offering price and selling terms may be changed by the Representative. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

   The Company has granted an option to the Underwriters, exercisable for a period of 30 days after the date of this Prospectus, to purchase up to an additional 217,500 shares of Common Stock solely for the purpose of covering over-allotments in the sale of 1,450,000 shares of Common Stock initially offered hereby. To the extent that the option is exercised, the Underwriters will be committed, subject to certain conditions, to purchase the additional shares of Common Stock in approximately the same proportion as set forth in the above table and to offer such additional shares of Common Stock to the public, all at the same prices and on the same terms as those applicable to the shares of Common Stock initially offered hereby.

   The Company has agreed, upon completion of the Offering, to sell to the Representative, individually and not in its capacity as Representative of the Underwriters, for an aggregate price of $100, a five-year non-redeemable option to purchase up to 123,250 shares of Common Stock (the "Representative's Option"). The Representative's Option will be exercisable at any time during the four-year period commencing one year after the Effective Date of the Registration Statement of which this Prospectus is a part at an exercise price per share equal to 120% of the initial public offering price. The Representative's Option is not transferable for the one-year period following the Effective Date, subject only to certain limited exceptions. If the Company files a registration statement under the provisions of the Securities Act relating to an offering of securities at any time during the seven-year period following the Effective Date, the holders of the Representative's Option or the underlying securities will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the Common Stock underlying the Representative's Option. Additionally, at any time after the one-year period following the Effective Date and within the following four-year period, the Representative may require the Company to register or qualify for sale the issued Common Stock or issuable Common Stock underlying the Representative's Option up to two times, one of which shall be at the Company's expense. The number of shares of Common Stock covered by the Representative's Option and the exercise price thereof are subject to adjustment upon certain events to prevent dilution.

   For the term of the Representative's Option, the holders will have the opportunity to profit from a rise in the market price of the Company's Common Stock above the exercise price of the Representative's Option. Any profit realized by the holders upon the sale of the Representative's Option or the securities issuable thereunder may be deemed additional underwriting compensation. If the Representative's Option is exercised, the voting and equity interests of the Company's stockholders will be diluted. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Option remains outstanding.

   The Company has agreed to pay the Representative a non-accountable expense allowance equal to 0.25% of the aggregate public offering price of the Common Stock, including Common Stock sold pursuant to the Over-Allotment Option, if and to the extent it is exercised, of which the sum of $10,000 has been paid. The Representative's expenses in excess of such allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be compensation to the Representative.

   The Underwriting Agreement also (i) obligates the Company and its Affiliates (as defined therein), for a two-year period, to advise the Representatives of any intention to publicly offer or privately place any of the Company's securities and (ii) grants to the Representative a two-year right of first refusal to participate, as the managing underwriter, co-managing underwriter or placement agent, on terms available to the Company from others, in any public offering or private placement of the Company's securities.

   The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be requested to make in respect thereof. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   The Company, its officers, directors and certain stockholders have each agreed not to offer or sell any of the Company's securities for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representative.

   The price at which the shares of Common Stock are being offered to the public has been determined by negotiation between the Company and the Representative. Among the factors considered in determining the price of the Common Stock were the Company's current financial condition and prospects and the general condition of the securities markets. However, the initial public offering price of the Common Stock does not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value.

   The foregoing is a brief summary of certain provisions of the Underwriting Agreement and Representative's Option and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement and Representative's Option are on file with the Commission as exhibits to the Registration Statement of which this Prospectus forms a part. See "ADDITIONAL INFORMATION."

   The Company has executed a consulting agreement with Miller Capital Corporation ("Miller") dated as of April 26, 1996, as amended. Pursuant to this agreement, Miller agreed to review the Company's business plan and corporate structure and, based upon such review, provide consultation services for purposes of assisting the Company in connection with an initial public offering. Under the agreement, to date, the Company has paid Miller approximately $63,000 in fees and expenses for services rendered by Miller, and agreed to pay Miller a fee equal to 1.5% of the gross proceeds of the Offering. Thus, assuming an initial public offering price of $9.00 per share, upon closing of the Offering, the Company will be obligated to pay Miller $195,750, or $225,112 if the Over-Allotment Option is exercised in full. In addition, the Company has agreed to pay Miller a fee equal to 3% of the gross proceeds of any subsequent investment in the Company as a result of which 5% or more of the Company is sold to a third party at any time up to and including April 26, 1997. The agreement also requires the Company and Miller to indemnify each other against certain customary liabilities.

                                LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., of Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriters by Snell & Wilmer L.L.P. of Phoenix, Arizona.

                                   EXPERTS

   The Consolidated Financial Statements of the Company as of and for the twelve month period ended January 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The Consolidated Financial Statements of the Company as of and for the twelve month period ended January 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of Ricci & Ricci, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

   The Company has engaged KPMG Peat Marwick LLP as its independent auditors for the fiscal year ended January 31, 1996 and the fiscal year ending January 31, 1997, to replace the firm of Arthur Andersen LLP, which was dismissed as the Company's independent auditors effective as of August 19, 1996. The report of Arthur Andersen LLP on the Company's financial statements for the past fiscal year did not contain an adverse financial opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's financial statements for the fiscal year ended January 31, 1996, and in subsequent interim periods, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report. The Company has authorized Arthur Andersen LLP to respond fully to any inquiries from KPMG Peat Marwick LLP. The Company requested Arthur Andersen LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated

September 12, 1996, is on file with the Commission as Exhibit 16.1 to the Registration Statement of which this Prospectus forms a part. See "ADDITIONAL INFORMATION." The consolidated financial statements as of and for the year ended January 31, 1996 audited by KPMG Peat Marwick LLP reflected no change from the consolidated financial statements audited by Arthur Andersen LLP in travel center operations gross sales, outdoor advertising operations gross income, net income or total stockholders' equity.

   The Company engaged Arthur Andersen LLP as its independent auditors for the fiscal year ended January 31, 1996 to replace the firm of Ricci & Ricci, which was dismissed as the Company's independent auditors at the same time. The report of Ricci & Ricci for the fiscal year ended January 31, 1995 did not contain an adverse financial opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's financial statements for the fiscal year ended January 31, 1995, and in subsequent interim periods, there were no disagreements with Ricci & Ricci on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Ricci & Ricci, would have caused Ricci & Ricci to make reference to the matter in their report. The Company authorized Ricci & Ricci to respond fully to any inquiries from Arthur Andersen LLP. The Company requested Ricci & Ricci to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated September 25, 1996, is on file with the Commission as Exhibit 16.2 to the Registration Statement of which this Prospectus forms a part. See "ADDITIONAL INFORMATION."

                            ADDITIONAL INFORMATION

   The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission.

   The Registration Statement and the reports and other information to be filed by the Company following the Offering in accordance with the Exchange Act can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such materials may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

   The Company intends to provide its stockholders with annual reports containing financial statements audited by independent auditors and quarterly reports for the first three fiscal quarters of each year containing unaudited summary consolidated financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

   This Index relates to the consolidated financial statements set forth in this Prospectus of BOWLIN Outdoor Advertising & Travel Centers Incorporated, and subsidiaries.

                                                                        Page
                                                                        -----
Independent Auditors' Report of KPMG Peat Marwick LLP  ................. F-2
Independent Auditors' Report of Ricci & Ricci  ......................... F-3
Consolidated Financial Statements
     Consolidated Balance Sheets ....................................... F-4
     Consolidated Statements of Income ................................. F-5
     Consolidated Statements of Stockholders' Equity  .................. F-6
     Consolidated Statements of Cash Flows ............................. F-7
Notes to Consolidated Financial Statements ............................. F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
BOWLIN Outdoor Advertising
& Travel Centers Incorporated:

We have audited the accompanying consolidated balance sheet of BOWLIN Outdoor Advertising & Travel Centers Incorporated and subsidiaries as of January 31, 1996, and the related consolidated statement of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOWLIN Outdoor Advertising & Travel Centers Incorporated and subsidiaries as of January 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Albuquerque, New Mexico
September 9, 1996

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
BOWLIN OUTDOOR ADVERTISING
& TRAVEL CENTERS INCORPORATED

We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of BOWLIN Outdoor Advertising & Travel Centers Incorporated and subsidiaries as of January 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BOWLIN Outdoor Advertising & Travel Centers Incorporated and subsidiaries as of January 31, 1995 in conformity with generally accepted accounting principles.


Ricci & Ricci

Albuquerque, New Mexico
April 5, 1995

                                    BOWLIN
                     OUTDOOR ADVERTISING & TRAVEL CENTERS
                        INCORPORATED AND SUBSIDIARIES

                         Consolidated Balance Sheets

                                                                                      July 31,
                                                                       January 31,      1996
                                                                          1996      (Unaudited)
                                                                     -------------- ------------
                               ASSETS
Current assets:
  Cash and cash equivalents ......................................... $ 1,601,830      2,442,530
  Accounts receivable ...............................................     193,982        158,493
  Notes receivable - related parties, current maturities (note 2)  ..      10,012         46,055
  Notes receivable, current maturities (note 2) .....................       2,762         16,432
  Inventories .......................................................   2,403,020      2,345,768
  Prepaid expenses ..................................................     328,576        330,542
  Other current assets ..............................................       6,288         43,583
                                                                       ----------    -----------
    Total current assets ............................................   4,546,470      5,383,403
                                                                       ==========    ===========
Investment and long-term receivables:
  Investment in partnership .........................................      16,259          3,259
  Notes receivable, less current maturities (note 2) ................      12,838         38,242
  Notes receivable - related parties, less current maturities                 --          30,025
    (note 2) ........................................................
                                                                       ----------    -----------
    Total investment and long-term receivables ......................      29,097         71,526
                                                                       ==========    ===========
Property and equipment, net (note 3) ................................   8,910,470      9,072,907
Franchise fees, at cost less accumulated amortization of $97,691
 in January 1996 and $102,973 (unaudited) in July 1996  .............     111,809        106,527
Deferred registration costs .........................................         --         236,564
                                                                       ----------    -----------
    Total assets .................................................... $13,597,846    14,870,927
                                                                      ===========   ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowing, bank (note 5) ............................... $   149,000        368,500
  Accounts payable ..................................................   1,177,878        889,333
  Long-term debt, current maturities (note 6) .......................     768,929        639,372
  Accrued liabilities ...............................................     663,762        542,734
  Income taxes payable ..............................................         --         203,480
                                                                       ----------    -----------
    Total current liabilities .......................................   2,759,569      2,643,419
                                                                       ----------    -----------
Long-term debt, less current maturities (note 6) ....................   5,808,503      6,534,459
                                                                       ----------    -----------
    Total liabilities ...............................................   8,568,072      9,177,878
                                                                       ----------    -----------
Minority interest ...................................................     226,591        220,374
                                                                       ----------    -----------
Stockholders' equity:
  Common stock, $.001 par value; authorized 100,000,000 shares;
  outstanding 3,050,427 shares in January 1996 and 3,383,385
  (unaudited) shares in July 1996 ...................................       3,051          3,384
  Additional paid-in capital ........................................   3,806,220      4,329,783
  Retained earnings .................................................     993,912      1,139,508
                                                                       ----------    -----------
    Total stockholders' equity ......................................   4,803,183      5,472,675
                                                                       ----------    -----------
Commitments and contingencies (note 9)
                                                                       ----------    -----------
    Total liabilities and stockholders' equity ...................... $13,597,846     14,870,927
                                                                      ===========    ===========

          See accompanying notes to consolidated financial statements.

                                    BOWLIN
                     OUTDOOR ADVERTISING & TRAVEL CENTERS
                        INCORPORATED AND SUBSIDIARIES

                      Consolidated Statements Of Income

                                             Years Ended                  Six Months
                                             January 31,                Ended July 31,
                                    ---------------------------- ---------------------------
                                          1995          1996          1995          1996
                                    -------------- ------------- ------------- -------------
                                                                          (unaudited)
Travel center operations:
  Gross sales ...................... $ 19,798,283    20,467,455    10,801,653    11,207,589
  Less discounts on sales ..........      220,766       292,484       103,398       152,726
                                     ------------    ----------    ----------    ----------
    Net sales ......................   19,577,517    20,174,971    10,698,255    11,054,863
  Cost of goods sold ...............   12,540,560    12,995,314     6,969,494     7,422,274
                                     ------------    ----------    ----------    ----------
    Gross profit ...................    7,036,957     7,179,657     3,728,761     3,632,589
                                     ------------    ----------    ----------    ----------
Outdoor advertising operations:
  Gross income .....................    2,376,415     2,769,713     1,319,118     1,629,391
  Operating costs ..................    1,714,661     2,007,422       933,006     1,030,927
                                     ------------    ----------    ----------    ----------
    Gross profit ...................      661,754       762,291       386,112       598,464
General and administrative expenses    (5,988,485)   (6,407,736)   (3,273,049)   (3,062,759)
Other income .......................      420,256       489,653       283,417       313,981
Depreciation and amortization  .....     (821,164)     (856,608)     (393,872)     (385,027)
                                     ------------    ----------    ----------    ----------
    Operating income ...............    1,309,318     1,167,257       731,369     1,097,248
                                     ------------    ----------    ----------    ----------
Other income (expense):
  Interest income ..................       72,934        85,147        42,340        49,391
  Gain (loss) on equipment sale ....      (82,552)       (4,378)           --        10,392
  Interest expense .................     (536,025)     (611,590)     (278,289)     (332,082)
                                     ------------    ----------    ----------    ----------
    Total other income
      (expense), net ...............     (545,643)     (530,821)     (235,949)     (272,299)
                                     ------------    ----------    ----------    ----------
    Income before
       income taxes ................      763,675       636,436       495,420       824,949

Income taxes (note 7) ..............      294,719       252,817       198,396       329,980
                                     ------------    ----------    ----------    ----------
Net income ......................... $    468,956       383,619       297,024       494,969
                                     ============    ==========    ==========    ==========
Earnings per common and common
  equivalent share ................. $        .14           .11           .09           .14
                                     ============    ==========    ==========    ==========

         See accompanying notes to consolidated financial statements.

                                     BOWLIN
                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  For the years ended January 31, 1995 and 1996
               and the six months ended July 31, 1996 (unaudited)

                                                    Common    Additional
                                          Number     stock,     paid-in    Retained
                                        of shares   at par     capital     earnings      Total
                                        ---------   -------   ----------   --------    ---------

Balance at January 31, 1994 ..........  2,613,024   $ 2,613    3,119,294       947,191    4,069,098
Net income ...........................        --        --           --        468,956      468,956
Cash dividends on common stock,
 $.02 per share ......................        --        --           --        (49,536)     (49,536)
Issuance of common stock .............      1,688         2        2,622           --         2,624
Stock dividends issued on common
 stock and sale of fractional shares .    212,055       212      329,428      (327,915)       1,725
                                        ---------   -------     ---------    ---------   ----------
Balance at January 31, 1995 ..........  2,826,767     2,827    3,451,344     1,038,696    4,492,867
Net income ...........................         --        --           --       383,619      383,619
Cash dividends on common stock,
 $.02 per share ......................         --        --           --       (60,287)     (60,287)
Stock dividends issued on common
 stock and sale of fractional shares .    232,522       233      368,937      (368,116)       1,054
Purchase of common stock .............     (8,862)       (9)     (14,061)           --      (14,070)
                                        ---------   -------     ---------    ---------   ----------
Balance at January 31, 1996 ..........  3,050,427     3,051    3,806,220       993,912    4,803,183
Net income (unaudited) ...............         --        --           --       494,969      494,969
Cash dividends on common stock,
 $.02 per share (unaudited) ..........         --        --           --       (50,600)     (50,600)
Issuance of common stock (unaudited)      141,159       141      221,967            --      222,108
Stock dividends issued on common
 stock and sale of fractional shares
 (unaudited) .........................    191,799       192      301,596      (298,773)       3,015
                                        ---------   -------    ---------     ---------   ----------
Balance at July 31, 1996 (unaudited)    3,383,385   $ 3,384    4,329,783     1,139,508    5,472,675
                                        =========   =======    =========     =========   ==========

         See accompanying notes to consolidated financial statements.

                                    BOWLIN
                     OUTDOOR ADVERTISING & TRAVEL CENTERS
                        INCORPORATED AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

                                                                               Years ended                      Six months
                                                                                January 31,                    ended July 31,
                                                                     ------------------------------      ---------------------------
                                                                         1995             1996             1995             1996
                                                                         ----             ----             ----             ----
                                                                                                                 (unaudited)
Cash flows from operating activities:
  Net income ...................................................     $   468,956          383,619          297,024          494,969
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization ............................         821,164          856,608          393,872          385,027
      Income from partnership investment .......................            (883)          (1,737)            --               --
      Loss (gain) on sale of equipment .........................          82,552            4,378             --            (10,392)
      Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable ...............         (21,040)         (65,923)         (11,814)          35,489
      (Increase) decrease in inventories .......................        (131,556)        (379,907)         418,968           57,252
      (Increase) decrease in prepaid expenses ..................         (27,786)         (60,478)          59,115           (1,966)
      Decrease (increase) in other current assets ..............           2,624           (2,101)         (31,809)         (37,295)
      (Decrease) increase in accounts payable ..................         (51,462)         391,524         (123,687)        (288,545)
      (Decrease) increase in accrued liabilities ...............        (215,793)         135,090          116,804         (121,028)
      (Decrease) increase in income taxes payable ..............         (17,859)          (4,997)          41,521          203,480
      Decrease in minority interest ............................         (11,064)         (14,090)          (5,630)          (6,217)
                                                                     -----------      -----------      -----------      -----------
          Net cash provided by operating activities ............         897,853        1,241,986        1,154,364          710,774
                                                                     -----------      -----------      -----------      -----------
  Cash flows from investing activities:
      Capital (contributed to) received from partnership .......          (1,750)            (875)         (12,083)          13,000
      Proceeds from sale/condemnation of assets ................          70,259           24,230             --            153,057
      Purchases of property and equipment ......................      (1,529,934)      (1,494,717)        (552,162)        (684,847)
      Reduction of temporary investments .......................         540,229             --               --               --
      Disbursements on notes receivable ........................         (20,000)            --               --           (106,489)
      Collections on notes receivable ..........................          48,980           18,746            4,255            1,347
                                                                     -----------      -----------      -----------      -----------
          Net cash used in investing activities ................        (892,216)      (1,452,616)        (559,990)        (623,932)
                                                                     -----------      -----------      -----------      -----------
  Cash flows from financing activities:
      Payments on long-term debt ...............................      (1,121,897)        (805,049)        (431,384)      (2,310,370)
      Proceeds from borrowings .................................       1,287,745        1,306,100          449,253        3,126,269
      Disbursements for deferred offering costs ................            --               --               --           (236,564)
      Proceeds from issuance of common stock ...................           2,624             --               --            222,108
      Proceeds from sale of fractional shares of common
         stock sold in conjunction with stock dividend .........           1,725            1,054             --              3,015
      Treasury stock acquisition ...............................            --            (14,070)            --               --
      Dividends paid ...........................................         (49,536)         (60,287)            --            (50,600)
                                                                     -----------      -----------      -----------      -----------
          Net cash provided by financing activities ............         120,661          427,748           17,869          753,858
                                                                     -----------      -----------      -----------      -----------
  Net increase in cash and cash equivalents ....................         126,298          217,118          612,243          840,700
  Cash and cash equivalents at beginning of period .............       1,258,414        1,384,712        1,384,712        1,601,830
                                                                     -----------      -----------      -----------      -----------
  Cash and cash equivalents at end of period ...................     $ 1,384,712        1,601,830        1,996,955        2,442,530
                                                                     ===========      ===========      ===========      ===========

         See accompanying notes to consolidated financial statements.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       January 31, 1996 and July 31, 1996
             (Information as of July 31, 1996 and for the six months
                   ended July 31, 1995 and 1996 is unaudited)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

   BOWLIN Outdoor Advertising & Travel Centers Incorporated and subsidiaries (the Company) are located in Albuquerque, New Mexico. On August 28, 1996, BOWLIN Outdoor Advertising & Travel Centers, Inc. (BOATC) was incorporated in the state of Nevada. Pursuant to an agreement and plan of merger effective September 27, 1996, Bowlin's, Inc. (BI), which was incorporated in the state of New Mexico on February 20, 1953, was merged with and into BOATC. Under the terms of the agreement, BI shareholders received 211 of the Company's shares for each BI share. Accordingly, the Company issued approximately 3.4 million shares of its common stock for all the outstanding shares of BI stock and all references to the number of shares of common stock have been retroactively restated to reflect the exchange for all periods presented. The transaction has been accounted for in a manner similar to a pooling of interests.


   The Company's principal business activities include the operation of full-service travel centers and restaurants which offer brand name food and gasoline and a unique variety of Southwestern merchandise to the traveling public in the Southwestern United States. In addition to the travel centers, the Company operates outdoor billboard advertising displays which are situated on interstate highways, primarily in the Southwestern United States.

   Dragoon Water Company, Inc. (Dragoon), a majority owned subsidiary, was incorporated on December 12, 1962 and acquired by the Company in 1986. The Company's primary reason for purchasing Dragoon was to ensure water utilities would be provided to one of its largest retail locations in Arizona. (see Note
13) Dragoon's fiscal year end is December 31.

   The Company acquired all of the outstanding stock of another subsidiary, BMI Inc. (BMI) in November 1993. BMI's business activities have historically been the acquisition of inventory in Mexico which has been sold to the Company for the purpose of resale in the United States. BMI has a January 31 fiscal year end.

   Neither Dragoon nor BMI is considered material to the overall operations of the Company.

   The Company also holds a majority general partnership interest in the Los Cuatros Apartments Limited Partnership (Los Cuatros) together with a limited partnership interest. The partnership owns and leases an apartment complex in Las Cruces, New Mexico. The partnership was formed in January 1991 and has a December 31 fiscal year end.

 (b) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ significantly from those estimates.

 (c) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiary BMI and its majority owned subsidiaries Dragoon and Los Cuatros. Equity interests of Dragoon and Los Cuatros not held by the Company are reflected as minority interest in the accompanying financial statements. All material intercompany transactions have been eliminated or disclosure has

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

been made of the effect of intervening events from December 31 to January 31, if any, related to the differing fiscal year ends for Dragoon and Los Cuatros.

 (d) Cash and Cash Equivalents

   The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 (e) Accounts Receivable and Allowance for Doubtful Accounts

   Trade receivables are stated at face amount with no allowance for doubtful accounts. An allowance for doubtful accounts is not considered necessary by management due to the Company's history of a relatively low occurrence of bad debts.

 (f) Financial Instruments

   Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires the fair value of financial instruments be disclosed. The Company's financial instruments are cash and cash equivalents, accounts receivable, notes receivable, accounts payable, short- term borrowings, and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, short-term borrowings, and long-term debt, approximate fair value.

 (g) Inventories

   Inventories consist primarily of merchandise and gasoline for resale and are stated at the lower of cost or market value, with cost being determined using the first-in, first-out (FIFO) method.

 (h) Property and Equipment

   Property and equipment are carried at cost. Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to property and equipment are capitalized.

   Depreciation is provided by the Company using the straight-line method for building improvements and certain types of equipment and 1.5 and double declining balance methods for all other depreciable assets. The estimated useful lives of the assets range from 10-40 years for buildings and improvements; 3-15 years for machinery and equipment; 3-10 years for autos, trucks, and mobile homes; and, consistent with industry practices, 15 years for billboards.

 (i) Franchise Fees

   Franchise fees are amortized on a straight-line basis over the shorter of the life of the related franchise agreements or the periods estimated to be benefited, ranging from 15-25 years.

 (j) Deferred Registration Costs

   The Board of Directors of the Company has authorized management to proceed with the registration of its common stock under the Securities Act of 1933, as amended. The net proceeds from the offering are expected to be approximately $11,386,500. If successful, the proceeds will be used to retire existing long-term debt, upgrade existing travel centers and for general corporate purposes including the acquisition or development of additional travel centers and outdoor advertising operations.

   Costs associated with this offering have been deferred and will be deducted from the offering proceeds, if the offering is successful, or charged to results of operations, if it is unsuccessful.

 (k) Sales and Cost Recognition

   Sales of merchandise are recognized at the time of sale and the associated costs of the merchandise are included in cost of sales. Revenues from rental of billboard space are accounted for as operating leases

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

with rental assets recorded at cost less accumulated depreciation; and the rent is recorded as income ratably over the life of the lease contract.

 (l) Reclassification

   Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation.

 (m) Earnings Per Common and Common Equivalent Share

   Earnings per common and common equivalent share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period presented.

   The number of shares used in the earnings per share computations are as follows:

                                                                   Years ended January 31,               Six Months ended July 31,
                                                               -----------------------------           ----------------------------
                                                                 1995                1996                1995               1996
                                                                 ----                ----                ----               ----
                                                                                                                (unaudited)
Weighted average common and common
   equivalent shares outstanding ...................           3,365,959           3,363,683           3,367,568           3,433,939
                                                               =========           =========           =========           =========

   The number of weighted average shares outstanding has been retroactively restated to reflect stock dividends awarded by the Company for all periods presented. Additionally, in accordance with SEC regulations, stock issued after July 31, 1995 has been treated as outstanding for all periods presented.

 (n) Unaudited Interim Financial Statements

   The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and the results of operations of the Company.

(2) NOTES RECEIVABLE

   Notes receivable consist of the following:

                                                                           January 31, 1996     July 31, 1996
                                                                           ----------------     --------------
                                                                                                  (unaudited)
Related parties:
  Stockholder, due April 1997 plus interest at 7%, unsecured ............       $10,012              10,012
  Employees, annual installments totaling $10,008 plus interest
    at 10%, mature April 2000, unsecured ................................          --                66,068
                                                                                -------             -------
                                                                                 10,012              76,080
  Less current maturities ...............................................        10,012              46,055
                                                                                -------             -------
                                                                                $  --                30,075
                                                                                =======             =======
Other:
  Due from individuals and entities, monthly installments
    totaling $665, interest at 10%, maturities from March 1998 to
    October 2000, certain notes secured by land .........................       $15,600              54,674
  Less current maturities ...............................................         2,762              16,432
                                                                                -------             -------
                                                                                $12,838              38,242
                                                                                =======             =======

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)


(3) PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:


                                                January 31, 1996   July 31, 1996
                                                ----------------   -------------
                                                                     (unaudited)
Land .......................................       $ 2,020,130        1,896,129
Buildings and improvements .................         6,892,891        6,851,834
Machinery and equipment ....................         4,110,231        4,483,608
Autos, trucks and mobile homes .............         1,517,111        1,553,756
Billboards on operating leases .............         3,696,682        3,953,538
Billboards .................................           774,349          774,349
                                                   -----------      -----------
    Subtotal, at cost ......................        19,011,394       19,513,214
Less accumulated depreciation ..............        10,287,215       10,662,607
Construction in progress ...................           186,291          222,300
                                                   -----------      -----------
    Total property and equipment ...........       $ 8,910,470        9,072,907
                                                   ===========      ===========

   During the six months ended July 31, 1996, the Company determined the actual lives for approximately $467,000 of equipment were generally longer than the estimated useful lives previously established for depreciation purposes. Therefore, effective February 1, 1996, the Company extended the estimated useful lives of those assets, which are depreciated using the straight-line method, from 5 years to 15 years. The effect of this change in accounting estimate reduced depreciation expense for the six months ended July 31, 1996 by $32,100 (unaudited) and increased net income by $19,260 (unaudited) ($.006 per share).

(4) BILLBOARD RENTAL INCOME

   Included in property and equipment in the consolidated balance sheets of the Company are billboards on operating leases. The billboards are owned by the Company and the advertising space is leased to others. See Note 9 regarding land leased from others by the Company for billboard use.

   Minimum future rentals to be received on noncancelable billboard leases are as follows:

                    1997 ..................       $1,277,494
                    1998 ..................        1,520,943
                    1999 ..................          258,191
                    2000 ..................           20,164
                    2001 ..................           38,862
                                                  ----------
                        Total .............       $3,115,654
                                                  ==========

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)


(5) SHORT-TERM BORROWING, BANK

   Short-term borrowing, bank is as follows:

                                                                                     January 31, 1996     July 31, 1996
                                                                                     ----------------     -------------
                                                                                                             (unaudited)
$150,000 line of credit with bank, variable interest payable monthly at prime rate plus 1% (9.25% at January 31, 1996),
   balance due June 1997; unsecured ..............................................         $149,000            100,000
$1,000,000 line of credit with bank, variable interest payable monthly, at prime rate plus 1% (9.25% at July 31, 1996),
   balance due June 1997; unsecured ..............................................             --              268,500
                                                                                           --------           --------
     Total short-term borrowing, bank ............................................         $149,000            368,500
                                                                                           ========           ========

   The average balance outstanding on the lines of credit was approximately $114,000 during the fiscal year ended January 31, 1996. The highest balance outstanding during the same period was $149,000 and the average interest rate for outstanding borrowings was 9.75 percent.

   The average balance outstanding on the lines of credit was approximately $258,750 (unaudited) during the six months ended July 31, 1996. The highest balance outstanding during the same period was $368,500 (unaudited) and the average interest rate for outstanding borrowings was 9.25 percent.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

(6) LONG-TERM DEBT

   Long-term debt is as follows:

                                                                                January 31, 1996     July 31, 1996
                                                                                ----------------     -------------
                                                                                                       (unaudited)

Due bank, maturity June 2000, variable interest at prime plus 1%
   (9.5% at January 31, 1996), monthly installments of $28,831,
   secured by buildings, equipment, billboards and inventories .................    $1,356,921                 --
Due bank, maturity January 2006, variable interest at base
   lending rate (9.25% at July 31, 1996), monthly installments of
   $21,724, secured by mortgage and deed of trust ..............................          --              1,643,460
Due bank, maturity February 2003, variable interest at base
   lending rate (9.25% at July 31, 1996), monthly installments of
   $16,252, secured by billboards ..............................................          --                956,231
Due bank, maturity January 2000, variable interest at index rate
   (8.75% at January 31, 1996), monthly installments of $7,446,
   secured by buildings and equipment ..........................................       785,903              775,604
Due bank, maturity January 2000, variable interest at index rate plus .5 (9.25% at January 31, 1996), monthly installments of
   $8,614, secured by buildings and equipment ..................................       866,370              854,969
Due banks and other financing companies, with maturity dates ranging from 1996 to 2002. Most bear interest at adjustable rates ranging from 8.75% to 10.75%, with certain fixed rate notes ranging from 8% to 10%. Monthly payments totaling
   $26,323. Secured by land, buildings, equipment, billboard,
   inventories, and a mortgage note ............................................     1,845,497            1,546,618
Due individuals, various payment schedules with maturity dates ranging from 1996 to 2004, including interest ranging from 8%
   to 12%. Monthly payments totaling $9,004. Secured by land,
   buildings, and billboards ...................................................       996,013              852,805
Due stockholders and related individuals, various payment
   schedules, including interest ranging from 10% to 12%. Monthly payments totaling $13,969. The notes are partially secured by
   land and buildings ..........................................................       559,981              515,786
Due individual by Dragoon, ten annual payments through fiscal
   1997 computed as 10% of gross annual revenue from selected water sales. In April 1996, the unpaid balance was transferred
   to a contribution in aid of construction of a subsidiary ....................       123,933                 --
Other ..........................................................................        42,814               28,358
                                                                                    ----------           ----------
                                                                                     6,577,432            7,173,831
Less current maturities ........................................................       768,929              639,372
                                                                                    ----------           ----------
                                                                                    $5,808,503            6,534,459
                                                                                    ==========           ==========


   Future maturities of long-term debt are as follows:

                    1997 ......................   $  768,929
                    1998 ......................      760,563
                    1999 ......................      594,585
                    2000 ......................      562,181
                    2001 ......................    2,132,986
                    Thereafter ................    1,758,188
                                                  ----------
                        Total .................   $6,577,432
                                                  ==========

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

   Due banks and other financing companies includes a note payable of Los Cuatros which has an outstanding balance as of January 31, 1996 of $1,117,958, and matured August 1, 1996. Subsequent to year end, the Company completed a refinancing of the note payable and, therefore, it is not included in current maturities of long-term debt. The new note payable has an outstanding principal balance of $1,096,500 at a fixed rate of 8.125 percent and matures in 2031.

(7) INCOME TAXES

   Income tax from continuing operations consists of the following:

                                                     January 31,
                                               -----------------------
                                                 1995             1996
                                                 ----             ----
          Federal income taxes .........       $249,322        214,780
          State income taxes ...........         45,397         38,037
                                               --------       --------
                                               $294,719        252,817
                                               ========       ========

   Financial statement income and income for tax purposes closely approximate each other with immaterial temporary differences; therefore, no deferred taxes are included in the consolidated balance sheets.

   Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following factors:

                                                              January 31,
                                                        --------------------
                                                          1995        1996
                                                          ----        ----
     Computed "expected" tax ........................   $259,650    216,388
     State income taxes, net of federal tax benefit .     29,962     25,104
     Other ..........................................      5,107     11,325
                                                        --------   --------
         Total ......................................   $294,719    252,817
                                                        ========   ========

   The Company acquired Dragoon in 1986. Dragoon had a net operating loss carryforward of $38,301 which expired December 31, 1995. The original net operating loss arose in 1980 prior to acquisition by the Company. Dragoon files a separate tax return from the Company and the net operating loss applied to that tax return.

(8) PROFIT SHARING PLAN

   The Company maintains a qualified defined contribution profit sharing plan that covers substantially all employees. The plan year end is December 31. The elected salary reduction is subject to limits as defined by the Internal Revenue Code. The Company provides a matching contribution and additional discretionary contributions as determined by resolution of the Board of Directors. Legal and accounting expenses related to the plan are absorbed by the Company and were approximately $1,500 and $8,250 for fiscal 1995 and 1996, respectively. Prior to fiscal 1996, the Company's profit sharing plan was self- administered. The Company contributed $84,926 to the profit sharing plan in fiscal 1995 and $84,845 in fiscal 1996.

(9) COMMITMENTS AND CONTINGENCIES

   The Company leases land at several of its retail operating locations. Included in general and administrative expenses in the accompanying consolidated statements of income for the years ended January 31, 1995 and 1996, is rental expense for these land leases of $253,858 and $269,627, respectively.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

   The leasing agreements for the various locations include 5-35 year leases with remaining lives on those leases ranging from approximately 5-25 years at January 31, 1996. Renewal options vary, with the most extensive including three 5-year renewal options. Contingent rentals are generally based on percentages of specified gross receipts. Several leases include terms for computation of rent expense as the greater of a percent of gross receipts or a percent of land value as defined by the lease. In most cases, the Company is responsible for certain repairs and maintenance, insurance, property taxes or property tax increases, and utilities.

   Future minimum rental payments under these leases are as follows:

                    1997 ....................       $ 86,576
                    1998 ....................         63,900
                    1999 ....................         54,900
                    2000 ....................         34,100
                    2001 ....................         27,550
                    Thereafter ..............        432,298
                                                    --------
                        Total ...............       $699,324
                                                    ========

   The Company has entered into various land operating leases for billboard space. These leases require minimum annual rentals and range from terms of 1-5 years. Rent expense was $394,438 and $458,461 for the years ended January 31, 1995 and 1996, respectively. At January 31, 1996 and July 31, 1996, the Company had prepaid on these leases in the amounts of $237,361 and $280,282 (unaudited), respectively. See note 4 regarding billboard advertising space leased to others by the Company.

   Future minimum rental payments under these leases are as follows:



                    1997 ...................      $  442,027
                    1998 ...................         277,449
                    1999 ...................         233,354
                    2000 ...................         202,664
                    2001 ...................         151,542
                    Thereafter .............         202,496
                                                  ----------
                        Total ..............      $1,509,532
                                                  ==========

   Effective October 1, 1995, the Company entered into a Distributor Franchise Agreement with CITGO Petroleum Corporation to allow the sale of petroleum products under CITGO's trademark to consumers and retailers. The agreement is effective for three years through September 30, 1998 and provides for automatic renewal for successive three year periods. Under the agreement, the Company is required to purchase a minimum of 1,675,000 gallons annually at prevailing market rates. During the year ended January 31, 1996, purchases by the Company were in excess of the minimum requirements under the agreement and management expects purchases to continue to exceed minimum requirements over the life of the agreement.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

(10) RELATED PARTY TRANSACTIONS (SEE ALSO NOTES 1, 2, 4, 6 AND 9)

   The following interest transactions took place with related parties during the periods presented as follows:


                             Years ended January 31,  Six months ended July 31,
                             -----------------------  -------------------------
                               1995         1996         1995        1996
                               ----         ----         ----        ----
                                                             (unaudited)
Interest income ............ $ 4,900        4,314         --           --
Interest expense ...........  63,000       65,753       32,875       29,313
                             =======      =======      =======      =======

   An individual who is an officer and stockholder in the Company is also an officer and stockholder in Stuckey's Corporation (Stuckey's). The Company paid Stuckey's franchise fees for four stores in the amount of $36,618 and $36,612 for January 31, 1995 and 1996, respectively. Franchise fees are included in general and administrative expenses on the accompanying consolidated statements of income.

   A stockholder of the Company is a 1 percent stockholder in Dragoon.


(11) CASH FLOW DISCLOSURES

   Cash paid for interest and income taxes was as follows:


                             Years ended January 31,  Six months ended July 31,
                             -----------------------  -------------------------
                                1995          1996       1995         1996
                                ----          ----       ----         ----
                                                              (unaudited)
Interest ...............      $608,104       537,163    332,082       278,289
Income taxes ...........       257,817       315,256    126,500       151,878
                              ========      ========   ========      ========


   Supplemental disclosures of noncash investing and financing activities are as follows:

   The Company finances a significant portion of property and equipment. During the years ending January 31, 1995 and 1996, respectively, approximately $1,288,000 and $1,306,000 of additional long-term debt was obtained, most of which can be directly associated with fixed asset and land acquisitions. During the six months ended July 31, 1995 and 1996, respectively, approximately $449,000 (unaudited) and $370,000 (unaudited) of additional long-term debt was obtained, most of which can be directly associated with fixed asset and land acquisitions and expansion of the outdoor advertising division.

   For the year ended January 31, 1995, the Company issued 212,055 shares of stock dividends at approximately $1.56 per share, totaling $327,915. For the year ended January 31, 1996, the Company issued 232,522 shares of stock dividends at approximately $1.59 per share, totaling $368,116. The book value of shares distributed as stock dividends approximates fair market value.


   During the six months ended July 31, 1996, the Company issued 191,799 (unaudited) shares of stock dividends at approximately $1.56 per share, totaling $298,773 (unaudited). The book value of shares distributed as stock dividends approximates fair market value.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)

(12) INDUSTRY SEGMENT INFORMATION

   The Company's major operations are in the retail sale of merchandise, food and gasoline to the traveling public (travel center operations) and outdoor advertising operations. Revenue, operating income, identifiable assets, depreciation and amortization, and capital expenditures pertaining to the industries in which the Company operates are presented below (in thousands of dollars) for each of the fiscal years ended January 31.

                                                                  Travel            Outdoor
                                                                  center           advertising      Corporate
                                                                operations         operations        and other         Consolidated
                                                                ----------         ----------        ---------         ------------

1995:
   Net sales ..............................................       $19,578             2,376              --               21,954
   Operating income .......................................         1,425               204              (320)             1,309
   Identifiable assets ....................................         5,285             2,424             2,734             10,443
   Depreciation and amortization ..........................           451               252               118                821
   Capital expenditures ...................................           342               556               632              1,530
                                                                  =======           =======           =======            =======
1996:
   Net sales ..............................................       $20,175             2,770              --               22,945
   Operating income .......................................         1,284               158              (275)             1,167
   Identifiable assets ....................................         5,896             2,888             2,723             11,507
   Depreciation and amortization ..........................           434               261               162                857
   Capital expenditures ...................................           576               691               227              1,494
                                                                  =======           =======           =======            =======

   Other income, representing primarily rental income and sales from crops owned by the Company. is presented below:

                              Years ended January 31,  Six months ended July 31,
                              -----------------------  -------------------------
                                 1995        1996          1995      1996
                                 ----        ----          ----      ----
                                                             (unaudited)
Rental Income ................   $353         292           156       168
Crop sales ...................     67         109           109       135
Other ........................    --           89            18        11
                                 ----        ----          ----      ----
                                 $420         490           283       314
                                 ====        ====          ====      ====



(13) SUBSEQUENT EVENTS

   Subsequent to January 31, 1996, the Company entered into a consolidating note agreement with a financial institution. The new note agreement consolidated approximately $1,700,000 of the Company's existing debt and provides for $1,000,000 of new debt. The new debt is to be used primarily for the expansion of the Company's outdoor advertising operations and continuing improvements of existing travel centers. The notes have a variable interest rate of prime plus 1 percent and mature in March 2006 and March 2003, respectively.

   In addition, the Company secured a line of credit for $1,000,000 having a variable interest rate of prime plus 1 percent. The line matures in June 1997 and is secured by billboards and inventory.

   Subsequent to January 31, 1996, the Company paid in full its indebtedness to stockholders and officers of the Company. The balance was approximately $535,000 at the date of payoff ($560,000 at January 31, 1996). In order to pay its stockholders and officers, the Company secured a note payable with a financial institution in the amount of $535,000 with a variable interest rate of prime plus 1 percent. The note matures in February 1997.

                                     BOWLIN

                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                          INCORPORATED AND SUBSIDIARIES

            Notes to Consolidated Financial Statements -- (Continued)


   On October 1, 1996 the Company sold Dragoon to an unrelated third party. The sale agreement provides for the continued provision of adequate water utilities to the Company. In conjunction with the sale the Company incurred a loss of approximately $10,000.

   On September 27, 1996, the Company entered into employment contracts, effective February 1, 1997, with the President and the Chief Operating Officer for salaries totaling $340,000 annually, and has additionally announced that discretionary bonuses paid to management annually through January 31, 1996, will not be paid for fiscal 1997. The pro forma effect of these changes in the compensation of the President and the Chief Operating Officer are as follows (unaudited):

                                                                                    Bonus        Salary
                                                                 As reported         paid        Increase        Pro Forma
                                                                 -----------        -----        --------        ---------
Compensation amounts
    Year ended 1/31/96 ..................................        $   478,875        (300,425)       184,000        362,450
    Six months ended 7/31/96 ............................        $    89,225            --           92,000        181,225
                                                                 -----------      ----------     ----------     ----------
Earnings per common and common equivalent
  share
    Year ended 1/31/96 ..................................        $       .11             .05           (.03)           .13
    Six months ended 7/31/96 ............................        $       .14         --                (.02)           .12
                                                                 ----------       ----------     ----------     ----------

   On September 27, 1996, the Board of Directors of the Company granted options to purchase an aggregate of 338,000 shares of Common Stock to 62 employees and officers, and 6,000 shares to each of its four non-employee Directors and Director-Nominees, effective as of the closing date of the proposed public offering of Common Stock. All of the options granted have an exercise price per share equal to the initial public offering price and provide for a three-year vesting period.


   On November 12, 1996, the Company entered into an agreement with Miller Capital Corporation ("Miller") whereby 98,537 shares of outstanding common stock were returned to the Company without consideration, and the stock certificates were cancelled. The shares had been issued in April, 1996 in exchange for, among other services, services rendered in conjunction with the proposed initial public offering. The effects of this transaction on weighted average common and common equivalent shares outstanding and earnings per common and common equivalent share for all periods presented are as follows:

                                   Years ended                 Six months
                                   January 31,               ended July 31,
                                   -----------               --------------
                                 1995        1996           1995        1996
                                 ----        ----           ----        ----
Weighted average common
 and common equivalent
 shares outstanding
     As reported              3,365,959   3,363,683      3,367,568   3,433,939
     Adjusted                 3,284,649   3,282,373      3,286,258   3,300,112

Earnings per common and
 common equivalent share
     As reported                  $0.14        0.11           0.09        0.14
     Adjusted                      0.14        0.12           0.09        0.15

              (IMAGE OMITTED: PHOTOS OF REGISTRANT'S TRAVEL CENTERS)

=============================================  =================================


   NO  DEALER,  SALESMAN  OR OTHER  PERSON IS
AUTHORIZED  TO GIVE ANY  INFORMATION  OR MAKE
ANY  REPRESENTATIONS  NOT  CONTAINED  IN THIS
PROSPECTUS  WITH RESPECT TO THE OFFERING MADE
HEREBY.  THIS  PROSPECTUS DOES NOT CONSTITUTE
AN  OFFER  TO  SELL  ANY  OF  THE  SECURITIES         1,450,000 SHARES OF
OFFERED HEREBY IN ANY JURISDICTION  WHERE, OR             COMMON STOCK
TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE
SUCH AN OFFER.  NEITHER THE  DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,            IMAGE OMITTED
UNDER    ANY    CIRCUMSTANCES,    CREATE   AN
IMPLICATION  THAT THERE HAS BEEN NO CHANGE IN               BOWLIN
THE  INFORMATION  SET FORTH  HEREIN OR IN THE    OUTDOOR ADVERTISING & TRAVEL
BUSINESS  OF  THE  COMPANY   SINCE  THE  DATE        CENTERS INCORPORATED
HEREOF.

                  ----------

              TABLE OF CONTENTS
                                                             ----------
                                                             PROSPECTUS
                                         Page                ----------
                                         ----
Prospectus Summary ......................   3
Risk Factors ............................   7
Dividends ...............................  10
Dilution ................................  10
Use of Proceeds .........................  11
Capitalization ..........................  12          HD BROUS & CO., INC.
Selected Consolidated Financial Data ....  13
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations .............................  15
Business ................................  21                      , 1996
Properties ..............................  29
Management ..............................  31
Executive Compensation ..................  33
Certain Transactions ....................  36
Principal Stockholders ..................  37
Description of Securities ...............  38
Underwriting ............................  39
Legal Matters ...........................  41
Experts .................................  41
Changes in Registrant's Certifying
 Accountants ............................  41
Additional Information ..................  42
Financial Statements .................... F-1


   Until , 1996  (25 days  after  the date of
this   Prospectus),   all  dealers  effecting
transactions  in the  registered  securities,
whether   or  not   participating   in   this
distribution,  may be  required  to deliver a
Prospectus.   This  is  in  addition  to  the
obligation of dealers to deliver a Prospectus
when acting as underwriters  and with respect
to their unsold allotments or subscriptions.
=============================================  =================================

                             PART II TO FORM SB-2
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Article 12 of the Company's Articles of Incorporation and Article X of the Company's By-laws limit, to the fullest extent permitted by the Nevada General Corporation Law, as amended ("NGCL"), directors' personal liability to the Company or its stockholders for monetary damages or breach of fiduciary duty.
Section 78.751 of the NGCL enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duties. However, Nevada law does not permit the elimination of a director's liability for engaging in any transaction from which the director derived an improper personal benefit or for unlawfully paying a distribution. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the estimated costs and expenses of the Company in connection with the Offering other than underwriting discounts.

     SEC Registration Fee ....................................     $  5,948
     NASD Filing Fee .........................................        2,225
     Nasdaq National Market Listing Fee* .....................       31,390
     Legal Fees and Expenses* ................................       90,000
     Accounting Fees and Expenses* ...........................       55,000
     Representative's Nonaccountable Expense Allowance** .....       32,625

     Financial Consultant Fee*** .............................      195,750

     Printing and Engraving Expenses* ........................       35,000
     Blue Sky Fees and Expenses* .............................       15,000
     Miscellaneous* ..........................................       91,312
                                                                   --------

     Total* ..................................................     $554,250
                                                                   ========

----------
  * Estimated

 ** $37,519 if the Over-Allotment Option is exercised in full.
*** $225,112 if the Over-Allotment Option is exercised in full.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   On December 31, 1993, the Company issued 2,321 shares of Common Stock to Harold and Lidia Van Tongeren, jointly, for an aggregate consideration of $3,531.

   On January 15, 1995, the Company issued 1,688 shares of Common Stock to Harold and Lidia Van Tongeren, jointly, for an aggregate consideration of $2,624.

   On April 26, 1996, the Company issued (i) 633 shares of Common Stock to Harold and Lidia Van Tongeren, jointly, for an aggregate consideration of $996,
(ii) 4,220 shares of Common Stock to William J. McCabe for an aggregate consideration of $6,640, (iii) 12,238 shares of Common Stock to Anita J. Vachon for an aggregate consideration of $19,256, (iv) 25,531 shares of Common Stock to Michael E. Rising for an aggregate consideration of $40,172 and (v) 98,537 shares of Common Stock to Miller Capital Corporation as compensation for certain financial consulting services rendered with a value of approximately $155,044.

   On September 27, 1996, the Company granted options to purchase an aggregate of 338,000 shares of Common Stock to 62 officers and employees of the Company and approved the grant of options to directors to purchase 24,000 shares effective upon completion of the Offering pursuant to its 1996 Stock Option Plan. All of such options have an exercise price per share equal to the initial public offering price. None of such options have been exercised to date.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering and the rules and regulations thereunder or, in the case of options granted under the Company's 1996 Stock Option Plan, Rule 701 of the Securities Act. All of foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 27. EXHIBITS

   (a) Exhibits.


Exhibit                                                                        Method of
Number                                Description                               Filing
------                                -----------                               ------
 1.1      Form of Underwriting Agreement                                          ***
 3.1      Articles of Incorporation of Registrant                                 ***
 3.2      By-laws of Registrant                                                   ***

 4        Specimen of Common Stock Certificate                                    ***
 5        Opinion of Squire, Sanders & Dempsey L.L.P.                             ***

10.1      Form of Billboard Outdoor Advertising Agreement                         ***
10.2      Form of Poster Outdoor Advertising Agreement                            ***
10.3      Distributor Franchise Agreement, dated as of July 19, 1995, between     ***
          the Registrant and CITGO Petroleum Corporation
10.4      Form of Representative's Option                                         ***
10.5      Form of Employment Agreement, dated as of September 27, 1996, between   ***
          the Registrant and Michael L. Bowlin
10.6      Form of Employment Agreement, dated as of September 27, 1996, between   ***
          the Registrant and C. Christopher Bess
10.7      Loan  Agreement,  dated  as of  January  31,  1995,  between  the       ***
          Registrant and First Security Bank of New Mexico, N.A.
          ("First Security Bank")
10.8      Loan Agreement, dated as of May 16, 1995, between the Registrant and    ***
          First Security Bank
10.9      Promissory Note, dated as of May 16, 1995, payable to First Security    ***
          Bank in the aggregate principal amount of $900,000
10.10     Revolving  Promissory Note,  dated as of June 1, 1996,  payable by the  ***
          Registrant  to First  Security  Bank in the  aggregate  principal amount of $150,000
10.11     Revision Agreement, dated as of May 16, 1995, between the               ***
          Registrant and First Security Bank
10.12     Promissory  Note,  dated as of  February  5, 1996,  payable by the      ***
          Registrant to Norwest Bank New Mexico,  National Association ("Norwest
          Bank") in the aggregate principal amount of $1,700,00
10.13     Business Loan Agreement, dated as of February 5, 1996, between the      ***
          Registrant and Norwest Bank
10.14     Promissory Note, dated as of February 5, 1996, payable by the           ***
          Registrant to Norwest Bank in the aggregate principal amount of
          $1,000,000
10.15     Promissory Note, dated as of February 5, 1996, payable by the           ***
          Registrant to Norwest Bank in the aggregate principal amount of up to
          $1,000,000
                                      II-2

Exhibit                                                                        Method of
Number                                Description                               Filing
------                                -----------                               ------
10.16     [Intentionally omitted]
10.17     Lease, dated as of November 22, 1966, between Clara May Basset and      ***+
          the Registrant, as amended
10.18     Lease, dated as of January 12, 1987, between Janet Prince and the       ***+
          Registrant
10.19     Commercial Lease, dated as of September 21, 1986, between the State      ***
          of Arizona and the Registrant, as amended
10.20     Business Lease, dated as of March 16, 1995, between the New Mexico       ***
          Commissioner of Public Lands and the Registrant, as amended
10.21     Lease, dated as of June 3, 1974, between the Registrant and Elbert      ***+
          and Ina Jean Roundy, as amended
10.22     Lease Agreement, dated as of June 23, 1989, between the Registrant      ***+
          and Rex Kipp, Jr., as amended
10.23     Lease, dated as of September 29, 1983, between J.T. and Idra M.         ***+
          Turner and the Registrant
10.24     Business Lease, dated as of October 1, 1991, between the Registrant      ***
          and the New Mexico Commissioner of Public Lands
10.25     Commercial Lease, dated as of September 21, 1986, between the            ***
          Registrant and the State of Arizona, as amended
10.26     Commercial Lease, dated as of June 11, 1986, between the Registrant      ***
          and the State of Arizona, as amended
10.27     1996 Stock Option Plan                                                   ***
10.28     Profit-Sharing 401(k) Plan and Trust                                     ***

10.29     Letter of Agreement, dated as of April 26, 1996, between the             *
          Registrant and Miller Capital Corporation, as amended

10.30     Promissory Note, dated as of August 23, 1996, payable by the             ***
          Registrant to Norwest Bank in the aggregate principal amount of
          $535,000
10.31     Commercial Guaranty, dated August 23, 1996, by Michael L. Bowlin in      ***
          favor of Norwest Bank New Mexico, National Association.
10.32     "Dairy Queen"  Operating  Agreement,  dated as of March 10, 1983,        ***
          between  Interstate  Dairy Queen  Corporation and the Registrant d/b/a
          DQ/B  of  Edgewood,   NM,   together  with  amendments  and  ancillary
          agreements related thereto
10.33     "Dairy  Queen"  Operating  Agreement,  dated  as of May 1,  1982,        ***
          between  Interstate  Dairy Queen  Corporation and the Registrant d/b/a
          DQ/B of Flying C, New Mexico,  together with  amendments and ancillary agreements related thereto
10.34     "Dairy Queen" Store Operating Agreement, dated as of November 18,        ***
          1986, between Dairy Queen of Southern Arizona, Inc. and the
          Registrant, together with amendments and ancillary agreements related thereto
10.35     "Dairy Queen" Operating Agreement,  dated as of September 1, 1982,       ***
          between Interstate Dairy Queen Corporation and the Registrant d/b/a DQ
          of  Bluewater,  New Mexico,  together  with  amendments  and ancillary agreements related thereto
10.36     "Dairy Queen" Operating Agreement, dated as of July 29, 1976,            ***
          between Richard G. Kassel and G. Leone Kassel and the Registrant, as
          amended
                                      II-3

Exhibit                                                                        Method of
Number                                Description                               Filing
------                                -----------                               ------
10.37     "Dairy Queen" Store Operating License Agreement, dated as of             ***
          February 1, 1984, between Dairy Queen of Arizona, Inc. and the
          Registrant, together with amendments and ancillary agreements related thereto
10.38     "Dairy Queen" Operating Agreement dated as of October 30, 1985,          ***
          between Interstate Dairy Queen Corporation and the Registrant, as
          amended
10.39     "Dairy  Queen"  Operating  Agreement,  dated as of June 7,  1989,        ***
          between  Interstate  Dairy Queen  Corporation and the Registrant d/b/a
          "DQ" at Butterfield  Station,  together with  amendments and ancillary agreements related thereto
10.40     Letter of Agreement, dated as of March 1, 1987, between Stuckey's        ***
          Corporation and the Registrant confirming franchise of Benson, AZ
          Stuckey's Pecan Shoppe
10.41     Franchise Agreement, dated as of February 22, 1982, between              ***
          Stuckey's, Inc. and the Registrant, together with a related Personal
          Guaranty and Indemnity

11        Computation of Per Share Earnings                                        ***

16.1      Letter from Arthur Andersen LLP on Change in                             ***
          Certifying Accountant
16.2      Letter from Ricci & Ricci on Change in Certifying Accountant             ***
21        List of Subsidiaries                                                     ***
23.1      Consent of KPMG Peat Marwick LLP                                           *
23.2      Consent of Ricci & Ricci                                                   *
23.3      Consent of Squire, Sanders & Dempsey L.L.P.                           Included in
                                                                                 Exhibit 5
24        Powers of Attorney                                                       ***
99.1      Consent of James A. Clark                                                ***
99.2      Consent of Brian McCarty                                                 ***

----------
  * Filed herewith.
 ** To be filed by Amendment.
*** Previously filed.

  + Confidential treatment granted as to certain portions of this exhibit.


ITEM 28. UNDERTAKINGS

   1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

   2. The undersigned small business issuer will: (i) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective and
(ii) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

   3. The undersigned small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviations from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   4. The undersigned small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Phoenix and State of Arizona on November 18, 1996.


                                   BOWLIN OUTDOOR ADVERTISING & TRAVEL
                                   CENTERS INCORPORATED, a Nevada corporation


                                   By      /s/ MICHAEL L. BOWLIN
                                      ------------------------------------------
                                       Michael L. Bowlin, President

   In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement was signed below by the following persons in the capacities and on the dates stated.


          Signature                               Title                               Date
          ---------                               -----                               ----
   /s/ MICHAEL L. BOWLIN         Chairman of the Board, Chief                    November 18, 1996
 ---------------------------      Executive Officer and President
     Michael L. Bowlin            (Principal Executive Officer)

              *                  Chief Financial Officer (Principal              November 18, 1996
 ---------------------------      Financial Officer; Principal Accounting
     Michael E. Rising            Officer)

              *                  Executive Vice President, Chief                 November 18, 1996
 ---------------------------      Operating Officer and Director
    C. Christopher Bess

              *                  Corporate Treasurer, Chief                      November 18, 1996
 ---------------------------      Administrative Officer and Director
       Nina J. Pratz

              *                  Director                                        November 18, 1996
 ---------------------------
     Robert L. Beckett

              *                  Director                                        November 18, 1996
 ---------------------------
   Harold Van Tongeren


* By /s/ MICHAEL L. BOWLIN
 ---------------------------
      Michael L. Bowlin
       Attorney-in-Fact

                                      SB-1